                                    FORM 10-K

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1997

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ______________

Commission file number 333-13413

                           READING ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                         23-2859312
(State of incorporation)                    (I.R.S. Employer Identification No.)

        30 South Fifteenth Street
               Suite 1300
       Philadelphia, Pennsylvania                         19102
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number:  215-569-3344

Securities registered pursuant to Section 12(b) of the Act:

    Title of each class                Name of each exchange on which registered
Common Stock, $.001 Par Value                 Philadelphia Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

     Common Stock, $.001 Par Value
           Title of class

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

     As of March 26, 1998, 7,449,364 shares of Common Stock were outstanding and the aggregate market value of voting stock held by nonaffiliates of the Registrant was approximately $27,204,733.38.

PART I

Item 1.  Business

General

     Reading Entertainment, Inc., a Delaware corporation ("REI" and collectively with its various subsidiaries and predecessors, the "Company" or "Reading"), was formed in 1996 to effect a reorganization of Reading Company under a Delaware holding company. Initially organized in 1833, the Company's predecessors have been doing business in the United States for approximately 165 years.

     Prior to the creation of the Consolidated Rail Corporation ("Conrail"), the Company was principally in the transportation business, owning and operating the Reading Railroad. Following the transfer of substantially all of its rolling stock and active rail lines to Conrail in 1976, the Company pursued a number of endeavors including the development of One Reading Center (a 600,000 square foot office complex located in Philadelphia) and initiated the activities which led to the development of the Pennsylvania Convention Center on land originally utilized by the Company for railroad operating purposes. Since 1976, the Company has reduced its railroad real estate holdings from approximately 700 parcels and rights-of-way to 25.

     In 1993, following the sale of its last major railroad real estate asset -- the Reading Terminal Headhouse -- and a thorough review of the opportunities available to it, the Company determined to refocus its activities on the "Beyond-the-Home" or real estate based segment of the entertainment industry. Since that date, the Company has acquired and expanded a chain of multiplex cinemas in Puerto Rico ("CineVista") featuring conventional film product; begun through the acquisition of two existing multiplex cinemas and the construction of a third multiplex cinema, the development of a chain of cinemas in the United States featuring principally art, specialty and sophisticated or upper-end conventional film product (the "Domestic Cinemas"); and begun through the acquisition of one existing multiplex cinema and the construction of two new multiplex cinemas, the development of a chain of cinemas in Australia featuring conventional film product ("Reading Cinemas"). In addition, the Company has entered into various agreements which are expected to add a material number of new screens to each of its Puerto Rico, Domestic and Australian operations in future periods.

     In Australia, the Company is also in the real estate development business, focusing upon the development of entertainment centers, typically consisting of a multiplex cinema, complementary restaurant and retail uses, and convenient parking, all located on land owned or controlled by the Company.

     In recognition of the significant amounts of capital required to compete in the cinema exhibition and real estate development businesses, and in furtherance of its plan to focus on the development of cinemas and cinema based entertainment centers, on October 15, 1996, the Company reorganized as REI (the "Reorganization") and completed a private placement of common and preferred stock which increased shareholders' equity from approximately $69 million to approximately $156 million (the "Stock Transactions").

     The Company, where feasible, prefers to own the land on which it constructs its cinemas. In the United States and Puerto Rico, a variety of factors (including land acquisition costs and competition from well established and well financed developers) have caused the Company to focus on leasehold sites. However, an ownership oriented approach is being pursued in urban centers in Australia. This will necessarily mean that many of the Company's projects will be much more capital intensive, have longer lead times and entail greater development risks than would the development of cinemas in leased facilities in established malls. To date, the Company has acquired, or has contracts giving it the right to acquire, four potential entertainment center sites, consisting of over one million square feet of land area. The Company has also acquired a 50% joint venture interest in an existing 150,000 square foot shopping center in the Melbourne area of Victoria, which it intends studying as a candidate for redevelopment as an entertainment center. Accordingly, the Company's business plan involves a material amount of development risk. Due principally to the scope and extent of its development activities in Australia, the Company views itself as being involved in essentially two lines of business, the development and operation of cinemas in Puerto Rico, the United States and Australia and the development and operation of entertainment centers in Australia.

     Most of these entertainment center projects are in the early stage of development. While one of the entertainment center projects involves the redirection of an existing and cash flowing shopping center, none of these entertainment projects have reached the construction phase. Three of the Company's existing entertainment center projects, representing approximately 880,000 square feet of land area, have completed or substantially completed the zoning and entitlement process. The zoning on the fourth is currently subject to litigation. No approvals have yet been sought with respect to the redevelopment site. It is not anticipated that construction of any entertainment center projects will commence in Australia until the later half of 1998. Further, the Company continues to encounter significant opposition to its projects from established Australian cinemas operators and shopping center landlords.

     In addition to its principal activities, the Company continues to wind up its historic railroad related activities, including the sale or other exploitation of its residual real estate interests, and through a subsidiary, FA, Inc., to lease equipment to third parties. The Company also owns a 50 acre property assemblage located in the greater Melbourne area. Originally acquired in 1996 as a potential entertainment site, the property is currently held for non-cinema development. The Company is reviewing its alternatives with respect to the site.

     At December 31, 1997, the Company had assets valued for balance sheet purposes at approximately $178 million and no long term indebtedness. A significant portion of these assets is represented by cash and cash equivalents (totaling approximately $93 million at December 31, 1997), Property and equipment with a net book value of $40,312,000 million at December 31, 1997), and 1,564,473 shares of the common stock, representing approximately 23.5% of the voting power, of Citadel Holding Corporation ("CHC" and collectively with its subsidiaries, "Citadel"). The Company intends to use its assets to continue to build its Beyond-the-Home entertainment business, and not to engage in the business of acquiring, selling, holding, trading or investing in securities.

     Citadel is principally in the business of owning and operating commercial and agricultural real estate and providing real estate consulting services to Reading. Citadel also owns 70,000 shares representing all of the outstanding shares of the Company's Series A Voting Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") and holds certain option rights to exchange all or substantially all of its assets for the Company's common stock. Citadel is a publicly reporting and trading company, whose common stock is traded on the American Stock Exchange. Citadel's net earnings during 1997 were $1,575,000. The Company's share of such earnings was $298,000 which amount is included in the Consolidated Statement of Operations for the year ended December 31, 1997 as "Equity in earnings of affiliate."

     Shares of REI's common stock, par value $.001 per share (the "Common Stock"), are quoted on the Nasdaq National Market ("NNM") and trade on the Philadelphia Stock Exchange under the symbols RDGE and RDG, respectively.

Description of Business
-----------------------

     The Company is primarily engaged in the real estate development business in Australia (focusing on the development in Australia of cinema based entertainment centers) and in the multiplex cinema exhibition business (focusing on the market for multiplex complexes featuring principally commercial film in Puerto Rico and Australia, and featuring principally art, specialty and more sophisticated upper-end film product in the United States). While exceptions may be made from time to time with respect to certain well-situated cinemas with proven or projected draw as art and specialty houses, it is the Company's general intention to develop or acquire state-of-the art multiplex venues. With respect to new construction, it is the Company's intention to concentrate primarily upon a stadium seating format, and to feature wall-to-wall screens with state-of-the-art projection and sound. The Company's entertainment centers will typically be centered around a multiplex cinema, and feature complimentary retail and restaurant facilities and convenient on-site parking.

Puerto Rico (CineVista)
-----------------------

     Acquired effective July 1, 1994, for a cash purchase price of $22.7 million (inclusive of acquisition expenses in the amount of $323,000), CineVista at the date of its acquisition by the Company operated motion picture exhibition facilities consisting of 36 screens in six leased locations in Puerto Rico. Since that date, CineVista has added fourteen screens in two new complexes. In addition, an eight screen complex is under development to replace an out-of-date six screen facility (currently expected to open in June 1998). The Company has entered into a lease to develop and operate twelve screens in a regional shopping center (currently anticipated to open in 1999) and is negotiating the expansion, from an original ten to eighteen screens, of a complex located in the largest shopping center in Puerto Rico. The Company is also negotiating with respect to additional multiplex sites on the island. No assurances can be given that such negotiations will result in operating facilities.

     In Puerto Rico, the Company has determined to concentrate on multiplex cinemas located on leasehold properties, and the exhibition of conventional film product. Generally speaking, the Company's current and future developments are being constructed either in existing regional malls with proven foot traffic and self contained parking or in new centers being developed by experienced and well financed developers. All of CineVista's theaters are modern multi-screen facilities.

     The Company's CineVista chain is managed by the Company, principally through management and administrative staff located in San Juan, Puerto Rico.

     Puerto Rico is a self-governing Commonwealth of the United States with a population of approximately 3.8 million people. Puerto Rico exercises control over internal affairs similar to states of the U.S.; however, the relationship with the United States Federal Government is different than that of a state. Residents of Puerto Rico are citizens of the United States, but do not vote in national elections and, with certain exceptions, do not pay federal income taxes. Income taxes are paid instead under a system established by the Commonwealth. In recent years, there have been two major views concerning the future relationship with the United States Government; one favoring statehood and the other favoring continuation of commonwealth status. In 1993, Puerto Rico voters were asked in a plebiscite to express their preference for statehood (48.4%), commonwealth status (46.2%) or independence (4.4%). The U.S. House of Representatives has passed and there is before the Senate a bill which, if passed by the Senate and signed by the President, would permit Puerto Rico to vote to i) continue its status as a commonwealth, ii) convert to statehood or
iii) elect independence. The Company cannot now determine what effect, if any, any vote which would change the status of Puerto Rico might have upon its investment in CineVista. The United States mainland is Puerto Rico's largest trading partner.

         During the last four years, Puerto Rico has undergone significant retail shopping center development. During this period, the number of multiplex theaters has increased substantially. The Company's principal competitor, Caribbean Cinemas, a privately-owned company, has opened three complexes representing approximately 33 screens in the San Juan metropolitan area since the beginning of 1996. All of these complexes were under development at the time the Company purchased its interest in CineVista. These new screens have adversely affected the Company's current operations, reducing in the near term the Company's market share from approximately 42% in 1995 to approximately 26% percent in 1997. The Company believes that, while CineVista has an opportunity to expand its operations through the development of new multiplex theaters and improvement of its existing operations, the Puerto Rico market will be substantially built out by the year 2000. It is unlikely that the Company will develop more than an additional 20 to 30 screens in Puerto Rico over the next three years (excluding the 30 screens currently under development).

     CineVista derives approximately 70% of its revenues from box office receipts. Ticket prices vary by location, and provide for reduced rates for senior citizens and children. Box office receipts are reported net of a 10% excise tax imposed by Puerto Rico. Show times and features are placed in advertisements in local newspapers with the costs of such advertisements paid by CineVista. Film distributors may supplementally advertise certain feature films with the costs generally paid by distributors.

     Concession sales account for approximately 25% of total revenues. Concession products primarily include popcorn, candy and soda. CineVista has implemented training programs and incentive programs and experiments with product mix changes with the objective of increasing the amount and frequency of concession purchases by theater patrons.

     Screen advertising revenues contribute approximately 4% of total revenues. CineVista has agreements with a major soft-drink bottler and an independent advertising production company to show advertisements on theater screens prior to feature film showings. Other sources of revenue include revenues from theater rentals for meetings, conferences, special film exhibitions and vending machine receipts or rentals.

     Licensing/Pricing: Films are licensed under agreements with major film
     ------------------
distributors and several local distributors specializing in films of special interest to residents of Puerto Rico. Puerto Rico regulations generally require that film exhibitors be provided with an opportunity to view films prior to submitting bids, that film distributors provide advance notice of films which will be provided to the market, and are generally designed to preclude anti-competitive practices. Films are licensed on a film-by-film, theater-by-theater basis. Generally, film payment terms provide for payment to film distributors under various formulas which provide for payments based upon a percentage of gross box office receipts.

     CineVista licenses film from substantially all of the major United States studios and is not dependent upon any one film distributor for all of its product. However, in the event the Company was unable to license film from a major studio, such lack of supply could have a material effect upon CineVista's business. CineVista believes that the popularity of the Puerto Rico exhibition market and Puerto Rico rules governing film licensing make such a situation unlikely. In 1997, films licensed from CineVista's four largest film suppliers accounted for approximately 65% of CineVista's box office revenues.

     Competition: The Company believes there are approximately 29 first-run
     ------------
movie theaters in daily operation with approximately 179 screens in Puerto Rico. Based upon number of screens, box office revenues and number of theaters, CineVista is the second largest exhibitor in Puerto Rico, with the two largest exhibitors accounting for over 99% of the box office revenues recorded in 1997, measured by theaters in daily operation. Competition among the theater exhibitors exists not only for theater patrons within certain geographic areas, but also for the licensing of films and the development of new theater sites. The number of sites suitable for multiplex cinemas is limited. Competitors of CineVista are expected to continue to open theaters competitive with those of CineVista. Since the beginning of 1996, the Company's principal competitor has opened three complexes in the San Juan metropolitan area, adding 33 screens, all of which are competitive with the Company's theaters, and which have attracted business that would otherwise have gone to theaters owned by CineVista. This competitor has at least 2 additional competitive theaters and an expansion of an existing theater under development, which are expected to add 30 screens to the San Juan market.

     In Puerto Rico, the Company's strategy has been to build generally higher quality cinemas, with larger seats, more leg room and better sound than those constructed by its principal competitor, and to seek out and build in either well established retail centers with adequate parking on-site or in connection with the development of new retail centers being developed by experienced and well financed developers. All of the screens currently under construction are stadium design and the Company currently intends to make this stadium design structure a consistent element of its cinemas. The Company's principal competitor has historically constructed conventional auditoriums, with fewer amenities.

     Seasonality: Most major films are released to coincide with the summer
     ------------
months, when schools are closed or the winter holiday seasons. Accordingly, CineVista has historically recorded greater revenues and earnings during the second half of the calendar year.

     Employees: CineVista has approximately 200 employees in Puerto Rico,
     ----------
approximately 15 of whom are employed under the terms of a collective bargaining agreement. The collective bargaining agreement expires in May 2000. The Company believes its relations with its employees in Puerto Rico to be good.

Domestic Cinemas  (Angelika Film Centers)
-----------------------------------------
     On August 27, 1996, the Company and Sutton Hill Associates ("Sutton Hill"), a New York cinema exhibitor, acquired, for approximately $12,570,000 (inclusive of $529,000 in acquisition costs), the Angelika Film Center (the "NY Angelika"), a multiplex theater located in the Soho district of New York City. The Company and Sutton Hill formed a limited liability company, Angelika Film Centers LLC ("AFC"), to hold their interest in the NY Angelika. The theater is held under a long term lease, with a remaining term of approximately 28 years.

     The Company contributed 83.3% of the capital of AFC and Sutton Hill contributed the remaining 16.7%. The operating agreement of AFC provides that all depreciation and amortization (the "Special Deductions") will first be allocated to Sutton Hill until the aggregate amount of such Special Deductions equals Sutton Hill's initial investment. Thereafter, the Company will receive all Special Deductions until the relative ownership interests are equal to the initial ownership interests of the parties. Sutton Hill has agreed to subordinate its interest in AFC to the Company's interest in order to permit the Company to pledge AFC and its assets as collateral to secure borrowings by the Company. In addition, Sutton Hill has agreed that the Company will be entitled to receive up to 100% of the proceeds of borrowings by AFC, up to the amount of the Company's initial capital contribution of AFC.

     The Company is currently working to develop additional Angelika Film Centers in major urban areas located throughout the United States. It is not currently anticipated that City Cinemas would participate in centers located outside of New York City. In accordance with the Company's business plan, in February 1997, the Company entered into an agreement for the construction and lease of and in December 1997 opened a 1,480-seat, eight screen, 31,700 square foot art and specialty cinema and cafe facility at the Bayou Place entertainment center in Houston, Texas. The complex sits over a 3,500-car parking garage and is located in the middle of the City's theater district. In December 1997, the Company acquired from United Artists an existing 1,066 seat, five screen, 18,100 square foot facility located in Minneapolis, at which the Company intends to exhibit a combination of conventional and art and specialty film under the Reading Cinemas name. The Company has signed a lease with respect to the development of an additional 12 screen Reading Cinemas complex, has leases under negotiation with respect to an additional 25 screens in three new Angelika complexes, has projects representing an additional 10 screens in two additional complexes under various letters of intent, and is currently in discussions with owners and developers with respect to a number of additional potential locations. No assurances can be given, however, that any of these negotiations will result in operational theaters.

     AFC is managed by City Cinemas Corp. ("City Cinemas"), a cinema management company owned by Sutton Hill, pursuant to the terms of a management agreement (the "New York Management Agreement"). The New York Management Agreement provides for City Cinemas to manage the NY Angelika for a minimum annual fee of $125,000 plus an incentive fee equal to 50% of annual cash flow (as defined in the NY Management Agreement) over prespecified levels, provided, however, that the maximum annual fee (minimum fee plus incentive fee) may not exceed 5% of the NY Angelika's annual revenues. In addition, the Company has out-sourced certain theater level management services with respect to the remainder of its Domestic Cinemas by entering into a second management agreement with City Cinemas. Under the terms of the second agreement, City Cinemas has agreed to provide cinema management, human resources and accounting services for the Company's remaining Domestic Cinemas for a fee equal to 2.5% of the gross revenues generated by such theaters. This arrangement has allowed the Company to defer the cost of identifying and retaining full-time employees to perform such functions until such time as it has acquired a critical mass of screens domestically.

     While major chains specializing in conventional wide release film product also may exhibit art and specialty product from time to time, these chains have typically limited themselves to the exhibition of such crossover art films as "The English Patient," "Pulp Fiction," "Emma," "Shine" and "Chasing Amy". This may change as more megaplex complexes with sixteen or more screens are constructed, particularly if the number of films released by the distributors of conventional wide release film product decreases or if art and specialty film develops in popularity to the point where it enjoys a wider release than is currently typically the case with such films. Current levels of film production continue to provide megaplex exhibitors with sufficient film products to make such exhibitors inconsistent sources of screens for the distributors of art and specialty film. Art cinemas complexes, which typically do not exhibit conventional wide release films, are, accordingly, currently a more consistent source of screens to the distributors of art and art specialty film.

     Licensing/Pricing: Art and specialty films are available from many sources
     ------------------
ranging from the divisions of the larger film distributors specializing in the distribution of specialty films to individuals that have acquired domestic rights to one film. Generally, film payment terms are based upon an agreed upon percentage of box office receipts.

     Competition: In most markets, art and specialty film is currently exhibited
     ------------
at older independently owned one and two screen theater complexes. Few such independent exhibitors operate cinemas in more than one metropolitan area. The Company believes that the exhibition of first run art and specialty films is a niche business, in some ways distinct from the business of exhibiting bigger budget wide release films. At the present time, the only national chain specializing in art and specialty film is Landmark Theatres which operates approximately 140 screens in approximately 50 locations, principally in California and Washington. Many larger cities have smaller chains which operate one to five locations. In addition, General Cinemas has announced a joint venture with the Sundance Institute to develop cinemas specializing in the exhibition of independent film. No specific projects have, however, been announced by this joint venture.

     The Company believes that there is currently a window of opportunity to construct, in a number of under-serviced urban markets, a nationwide chain of state-of-the-art multiplex cinemas specializing in art and specialty and in more sophisticated higher end film product. The Company further believes that the distributors of such films may favor distribution of art and specialty film to such a specialized chain as opposed to distribution to conventional megaplex operators, since megaplex operators will typically prefer to exhibit mainstream bigger budget film rather than art product and, accordingly, may not be as consistent and as dependable a source of screens as exhibitors who show only art and specialty film product. The Company also believes that patrons of art and specialty film may prefer a cinema experience that is different from that offered by a megaplex complex and that the familiarity and goodwill associated with the Angelika name and the strength of the Company's balance sheet may give the Company a competitive advantage over other independent exhibitors of art and specialty films.

     The Company also believes that it may be better positioned than its principal competitors in the market for art and specialty films due to its financial condition and strategic presence in the Manhattan market. However, the cinema industry is currently in a state of significant change, as illustrated by the significant number of multiplex and megaplex theaters which have been constructed or announced in recent periods, and no assurances can be given that the Company's plans can be successfully implemented. Due to the relatively small scale of the Company's current Domestic operations and the geographical dispersion of its US cinemas, the Company may have difficulty securing certain film product due to competitive pressures of larger domestic cinema chains or more regionally concentrated exhibitors, and faces competition for sites from much larger and better known competitors.

     Seasonality: The exhibition of art and specialty film, while still somewhat
     ------------
seasonal in nature, is less so than the film exhibition business generally. Art and specialty films tend to be released more evenly over the course of the year and, if successful, to enjoy a longer run than wide release films. The popularity of art and specialty film has increased significantly in recent years, grossing domestically approximately $112,000,000, $244,000,000, $372,000,000, $355,000,000, $500,000,000, and $525,000,000 in 1992 through 1997, respectively (based upon management estimates).

     Employees: City Cinemas employs approximately fifty employees pursuant to
     ----------
management agreements with the Company in the operations of the Company's Domestic Cinemas, three of whom are employed under the terms of a collective bargaining agreement which expires in October 1998. The Company has approximately fifteen executive and administrative staff which, while located in the Unites States, provide service with respect to all of the Company's operations.

Reading Australia
-----------------
     The Company commenced activities in Australia in mid-1995, and currently conducts business in Australia through its wholly-owned subsidiary, Reading Australia Pty. Limited ("RAPL" and, collectively with its various subsidiaries, "Reading Australia"). Reading Australia is currently engaged in the development and operation of multiplex cinemas featuring conventional film product and the development of entertainment centers. Presently, Reading Australia operates 16 screens at two leased and one owned location. Reading Australia has signed agreements to lease, leases or management agreements for an additional forty-three screens in four locations, three of which presently have all necessary land use approvals, and is currently in discussions with respect to a number of additional potential sites.

     Reading Australia is also currently engaged in the development of entertainment centers which will typically consist of a multiplex cinema, complementary restaurant and retail facilities, and convenient parking, all on land owned or controlled by Reading Australia. At the present time, Reading Australia owns two locations (representing over 300,000 square foot of developable land), and has contractual rights to acquire two other locations (representing over 750,000 square foot of developable land) for entertainment center purposes. None of these properties currently produce any cash flow. Reading Australia also owns a 50% joint venture interest in an existing and cash flowing

150,000 square foot shopping center located on leased land in the Melbourne area of Victoria, which it is currently studying as a possible candidate for redevelopment as an entertainment center.

     The five potential entertainment center sites described above (calculated inclusive of the one existing shopping center) include the potential for the development of in the range of an additional 55 screens. Land use permits have been granted or approved with respect to the two owned entertainment center sites, one of which grant is currently being challenged by the owner of a competing shopping center, and the two entertainment center sites under contract. No applications have yet been made with respect to the shopping center site, where cinema use should be "as of right" under existing Australian land use policies. However, historically, the Company's attempts to get necessary land use approvals have been strenuously opposed by competing cinema operators and shopping center landlords, and no assurances can be given that needed land use approvals will be obtained, or if obtained, that they will be upheld on appeal.

     Summarized below are the entertainment center projects currently under development by Reading Australia:

                                                                                             Estimated
                                                                        Approximate         Development
                                      Land Size       Approximate       Cinema Size       Size in Square
                                      in Square        Purchase          in Square          Footage of
              Site                     Footage           Price              Feet           Improvements
              ----                     -------           -----              ----           ------------
Auburn, NSW                            522,720         $6,800,000           60,000           210,000
Frankston, Victoria                    227,750            N/A(1)            64,000            94,000
Moonee Ponds, Victoria(2)              129,949         $4,200,000           54,000           103,000
Newmarket, Queensland(3)               172,160         $4,500,000           49,000           161,000
Whitehorse, Victoria (3)&(4)           171,365         $1,600,000           60,000           230,000

     In addition to the above, the Company has accumulated, as the consequence of three separate acquisitions, a 50 acre site in Burwood, Victoria. This site was originally acquired for approximately $7.3 million for development of a mega-plex cinema. However, such use is currently prohibited as a consequence of an adverse land use determination, which negated certain permits for the constructions of cinemas on the site. These permits were in place at the time the land was acquired. Due to the size of the accumulation and its location at the demographic center of the greater Melbourne metropolitan area, the Company believed that the accumulation has value over and above its original purchase price and is currently reviewing its options as to potential development alternatives for the site.

     One of the currently operating cinemas, located in Townsville, Queensland, is owned by Australia Country Cinemas Pty. Limited ("ACC"), a company owned 75% by a subsidiary of Reading Australia and 25% by a company owned by an Australian national familiar with the market for cinemas in country towns. ACC has a limited right of first refusal to develop cinema sites identified by Reading Australia or such individual in country towns.

     At the present time the Company's activities in Australia are principally in the nature of speculative real estate development. While, in each case, the Company is its own anchor tenant, the success of the real estate aspects


----------
(1) Under the applicable development agreement, Reading Australia is required to make certain infrastructure improvements which are estimated to cost approximately $4,000,000 in consideration of a grant to the underlying land.

(2)  Property acquired in March 1998


(3)  Property acquired prior to December 31, 1997.

(4) The Company holds a 50% interest in this shopping center. Purchase price does not include $1,400,000 loan to the Company's joint venture partner in this development. The center currently consists of approximately 150,000 square feet of net leasable area which amount is not included in the capitalized Estimated Developments Size column, above.

of the Company's business will depend upon a number of variables and are subject to a number of risk, some of which are outside of the Company's control. These variables and risks include, without limitation:

     o construction risks, such as weather, unknown and unknowable site conditions, and the availability and cost of materials and labor;

     o leasing risk with respect to ancillary space being constructed in connection with the entertainment centers -- in certain cases such ancillary space constitutes a substantial portion of the net leasable area of a particular entertainment center and there is not presently any established Australian market for entertainment center space;

     o political risk, such as the possible change in mid-stream of existing zoning or development laws to accommodate competitive interests (such as occurred at Burwood); and

     o financing risks, such as the risk of investing U.S. dollars in Australia during times of currency exchange rate instability, and the difficulties of acquiring construction finance while the great majority of a company's projects are developmental in nature.

     In light of the opposition encountered to date, no assurances can be given that the Company will be able to accomplish its business objectives in Australia. Furthermore, even if those objectives are eventually achieved, the realization of these objectives will likely require a longer period of time and a greater level of developmental costs than originally anticipated by the Company. While the Company remains committed to its plans with respect to Australia, no assurances can be given that the Company will be able to obtain all of the governmental approvals needed to develop its entertainment center sites or that such sites will attract its ancillary tenancies required for a profitable project. The Company does not anticipate that it will have any of its entertainment center locations open before late 1999, at the earliest.

     Reading Australia's cinemas are managed by employees of the Company. However, at the present time, Reading Australia does make use of an independent booking firm for the booking of film product. This will likely continue until the Company has sufficient screens operating in Australia to justify the cost of a full time film buyer.

     Australia is a self-governing and fully independent member of the Commonwealth of Nations. The constitution resembles that of the United States in that it creates a federal form of government, under which the powers of the central government are specified and all residual powers are left to the states. The country is organized into five mainland states (New South Wales, Queensland, South Australia, Victoria and Western Australia), one island state (Tasmania) and two territories (Australian Capital Territory and the Northern Territory).

     The ceremonial supreme executive is the British monarch, represented by the governor-general and in each of the six states by a governor. These officials are appointed by the British monarch, but appointments are nearly always recommended by the Australian governments. True executive power rests with the prime minister, the leader of the majority party in the House of Representatives. The legislature is bicameral, with a Senate and a House of Representatives, and the ministers are appointed by the prime minister from the membership of the House and the Senate. The organization of the state government is similar to that of the central government. Each state has an appointed governor, an elected premier and a legislature.

     Although Australia is the sixth largest country in the world in land mass, it only has a population of approximately 19.2 million people. This population is concentrated in a few coastal urban areas, with approximately 4 million in the greater Sydney area, 3.4 million in the greater Melbourne area, 1.7 million in the Brisbane area, 1.1 million in Adelaide and 1.4 million in Perth. Australia is one of the richest countries in the world in terms of natural resources per capita and one of the most economically developed countries in the world, although vast areas of the interior, known as "the Outback," remain all but uninhabited. The principal language is English, and the largest part of the population traces its origin to Britain and Europe, although an increasing portion of the population has immigrated from the Far East. Australian taste in film has historically been similar to that of American audiences.

     Internal trade is dominated by the two most populous states, New South Wales (mainly Sydney) and Victoria (mainly Melbourne). Together these two states account for a majority of all wholesale trade and approximately 75% of all retail sales. At the present time, Australia's principal trading partners are the United States and Japan.

     Australia does not restrict the flow of currency into the country from the U.S. or out of Australia to the United States. Also, subject to certain review procedures, U.S. companies are typically permitted to operate businesses and to own real estate.

     Licensing/Pricing: Films are licensed under agreements with major film
     ------------------
distributors and several local distributors who distribute specialized films. Film exhibitors are provided with an opportunity to view films prior to negotiating with the film distributor the commercial terms applicable to its release. Films are licensed on a film-by-film, theater-by-theater basis. Reading Australia licenses films from all film distributors as appropriate to each location. Generally, film payment terms are based upon various formulas which provide for payments based upon a specified percentage of box office receipts.

     Competition: The film exhibition business in Australia is concentrated and,
     ------------
to a certain extent, vertically integrated. The principal exhibitors in Australia include Village Roadshow Limited ("Village") with approximately 156 screens, Greater Union and affiliates with approximately 308 screens and Hoyts Cinemas ("Hoyts") with approximately 166 screens. Independents as a group operate approximately 560 screens.

     Greater Union is the owner of Birch Carroll & Coyle and a part owner of Village. All new multiplex cinema projects announced by Village are being jointly developed by Greater Union, Village, and Warner Bros. Hoyts has announced plans to add approximately 140 new multiplex screens.

     These companies have substantial capital resources. Village had a publicly reported consolidated net worth of approximately A$830 million at June 30, 1997. The Greater Union organization does not separately publish financial reports, but its parent, Amalgamented Holdings, had a publicly reported consolidated net worth of approximately A$288 million at June 30, 1997. Hoyts Cinemas had a net worth of approximately A$237 million at March 1997.

     The industry is somewhat vertically integrated in that Village also serves as a distributor of film in Australia for Warner Bros. and Disney/Touchstone/Buena Vista. Films produced or distributed by the majority of the local international independent producers are also distributed by Roadshow Film Distributors. Roadshow Film Distributors is owned equally by Village and Greater Union. The practical impact of this vertical integration is mitigated to some extent, however, by the Australian legal requirement that all films be made reasonably available to all exhibitors.

     In the view of the Company, the principal competitive restraint on the development of its business in Australia is the availability of sites. The Company's principal competitors and certain major commercial landlords are currently attempting to use the historical course of land use development in Australia to prevent the construction of freestanding cinemas in new entertainment oriented complexes, particularly where those complexes are located outside of an established Central Business District or shopping center development. Competitors or shopping center landlords typically contest the suitability of the Company's projects, resulting in appeals to applicable land tribunals and delays in development. In the case of the Company's 50-acre site at Burwood, the Minister for Planning and Local Government preempted local zoning authorities to prohibit the Company's intended development of a 25-screen cinema complex, which would have competed with complexes owned by the principal theater operators in Australia and located in shopping centers owned by some of the principal retail landlords in Australia.

     Seasonality: Major films are generally released to coincide with the school
     ------------
holiday trading periods, particularly the summer holidays. Accordingly, Reading Australia would expect to record greater revenues and earnings during the first half of the calendar year.

     Employees: Reading Australia has 15 full time executive and administrative
     ----------
employees and approximately 80 theater employees. The Company believes its relations with its employees to be good

Financial Information Relating to Industry Segments and Foreign and Domestic
----------------------------------------------------------------------------
Operations
----------
     See Note 14 to the Consolidated Financial Statements contained elsewhere herein.

The Reorganization and Stock Transactions
-----------------------------------------

     In October 1996, two transactions were approved by shareholders, the Reorganization and the Stock Transactions. Both transactions were completed on October 15, 1996. The Reorganization was effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among Reading Company, REI, which was a newly formed, wholly-owned subsidiary of Reading Company, and Reading Merger Co. ("Merger Co.") which was a newly formed, wholly-owned subsidiary of REI. In the Reorganization, Reading Company merged with Merger Co. and each outstanding share of Reading Company's Common Stock and Class A Common Stock was converted into the right to receive one share of REI's Common Stock. As a result of the Reorganization, Reading Company became a wholly-owned subsidiary of REI and the shareholders of Reading Company became shareholders of REI.

     The Stock Transactions were carried out pursuant to an Exchange Agreement, dated September 4, 1996 (the "Exchange Agreement") between REI, Citadel, Reading Company and Craig. In the Stock Transactions, REI issued (i) 70,000 shares of the Series A Preferred Stock to Citadel, and granted certain contractual rights to Citadel in return for $7 million in cash and (ii) 550,000 shares of Series B Voting Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") and 2,476,190 shares of Common Stock to Craig in exchange for certain assets owned by Craig. The assets acquired by REI from Craig consisted of the 693,650 shares of Stater Preferred Stock, Craig's 50% membership interest in Reading International, of which an indirect wholly owned subsidiary of REI was the sole other member, and 1,329,114 shares of Citadel's 3% Cumulative Voting Convertible Preferred Stock, stated value $3.95 per share (the "Citadel Preferred Stock").

     The contractual rights granted to Citadel in the Stock Transactions are set forth in an Asset Put and Registration Rights Agreement pursuant to which Citadel has the right (the "Asset Put Option"), exercisable at any time until 30 days after REI files its Annual Report on Form 10-K for the year ending December 31, 1999, to require REI to acquire substantially all of Citadel's assets, and assume related liabilities (such as mortgages), for shares of Common Stock.
In exchange for up to $20 million in aggregate appraised value of Citadel assets on exercise of the Asset Put Option, REI is obligated to deliver to Citadel a number of shares of REI Common Stock determined by dividing the value of the Citadel assets by $12.25. If the appraised value of the Citadel assets is in excess of $20 million, REI is obligated to pay for the excess by issuing Common Stock at the then fair market value. REI is not obligated to acquire more than $30 million of assets.

     The Series A and Series B Preferred Stock (collectively, the "Convertible Preferred Stock") have stated values of $7 million and $55 million, respectively. Holders of each series of the Convertible Preferred Stock are entitled to cast 9.64 votes per share, voting together with the holders of the Common Stock and the other series of Convertible Preferred Stock, on any matters presented to shareholders of REI. Each share of Series A Preferred Stock is convertible into shares of Common Stock at a conversion price of $11.50, and each share of Series B Preferred Stock is convertible into shares of Common Stock at a conversion price of $12.25, each subject to adjustment on certain events, at any time after April 15, 1998. The shares of Series A Preferred Stock may also be converted after a change in control. REI has the right to require conversion of the Series A Preferred Stock if the average market price of the Common Stock over a 180-calendar day period exceeds $15.525. REI granted certain registration rights to Citadel with respect to the shares of Common Stock, issuable on conversion of the Series A Preferred Stock and the Asset Put Option.

     Citadel has the right during the 90 day period beginning October 15, 2001, or in the event of a change of control of the Company, to require the Company to repurchase the Series A Preferred Stock at its stated value plus accrued and unpaid dividends plus, in the case of a change of control, a premium. In addition, if REI fails to pay dividends on the Series A Preferred Stock for four quarters, Citadel may (after April 15, 1998) require REI to repurchase the Series A Preferred Stock. Also, REI has certain rights to redeem the Convertible Preferred Stock at its option. Due to the redemption provisions, the Series A Preferred Stock has not been included as a component of Shareholders' Equity in the Consolidated Balance Sheet and is separately categorized as "Preferred Stock."

     REI and Citadel also agreed that, immediately following REI's receipt of the Citadel Preferred Stock from Craig, the Company would deliver the Citadel Preferred Stock to Citadel in exchange for an equal number of shares of a new series of Citadel preferred stock (the "Citadel Series B Preferred Stock"). The Citadel Preferred Stock and the Citadel Series B Preferred Stock were substantially identical, except that the Citadel Series B Preferred Stock reduced the accrual rate on the redemption premium from 9% per annum to 3% per annum subsequent to the closing of the Stock Transactions and also provided that the Citadel Series B Preferred Stock could not be presented for conversion to Citadel common stock for a period of one year beginning 15 days after Citadel filed its 1996 Annual Report on Form 10-K with the SEC.

     On December 18, 1996, REI elected to convert the Citadel Series B Preferred Stock into Citadel common stock whereupon Citadel exercised its right to redeem the Citadel Series B Preferred Stock. REI received gross proceeds of approximately $6.2 million on such redemptions.

Item 2.  Properties

REI Executive and Administrative Offices
----------------------------------------
     REI leases approximately 6,600 square feet of office space in center city Philadelphia. A subsidiary of the Company shares office space in New York City with City Cinemas. This space approximates 2,600 square feet, and the cost is shared equally by City Cinemas and REI.

Center City Philadelphia Properties
-----------------------------------
     The Company's properties in center city Philadelphia, all of which are owned in fee, consist of several parcels of land aggregating approximately .67 acres located near or adjacent to the site of the Convention Center which are currently leased to a parking lot operator; the Viaduct north of Vine Street to Fairmount Avenue and adjacent parcels, comprising approximately 6.75 acres; and properties owned by partnerships in which the Company has interests.

Domestic Partnership Properties
-------------------------------
     S.R. Developers: A subsidiary of the Company is a general partner in S.R. Developers, a partnership which owns one property in center city Philadelphia.

     Parametric Garage Associates: A subsidiary of the Company is a general partner in Parametric Garage Associates, a partnership which owns the 750-car Gallery II Parking Garage (the "Garage"). The Garage is adjacent to the Pennsylvania Convention Center Complex. The Company has primary responsibility for the leasing and management of 19,000 gross rentable square feet of retail space on the ground level of the Garage pursuant to a management agreement and provides certain other management services to the partnership.

Other Domestic Non-Entertainment Real Estate
--------------------------------------------
     When the Company's railroad assets were conveyed to Conrail, the Company retained fee ownership of approximately 700 parcels and rights-of-way located throughout Pennsylvania, Delaware, and New Jersey. Approximately 11 parcels and rights-of-way located outside of center city Philadelphia are still owned by the Company. The parcels consist primarily of vacant land and buildings, some of which are leased.

Reading Australia Properties
----------------------------
     Reading Australia maintains leased offices in Melbourne and Sydney, Australia. The total leased space is approximately 9,500 square feet, of which 3,500 square feet is occupied pursuant to a short term lease and 6,200 square feet, of which are occupied under a lease with a minimum term of four years with renewal options. In December 1995, Reading Australia acquired a 50 acre site in a suburban area outside of Melbourne. Reading Australia had intended to build a multiplex theater on this site but the Minister for Planning and Local Government has intervened to negate certain permits which were in place at the time the land was acquired. Reading Australia believes that the site has value as an assemblage for other uses, even if it is unable to develop the site as a theater.

Entertainment Properties
------------------------
     The Company currently leases approximately 262,175 square feet of completed theater space in the mainland United States, Puerto Rico and Australia, as follows:


                         Aggregate            Approximate Range of
                      Square Footage       Terms (including renewals)
                      --------------       --------------------------
United States              72,650                    10-40
Puerto Rico               135,490                 15-40 years
Australia                  54,035                    29-40

     In addition, the Company has signed leases or agreements to lease with respect to additional to-be-built theater space of 46,000 square feet in the U.S., 50,000 square feet in Puerto Rico, and approximately 130,000 square feet in Australia. These leases have average terms (including renewals) of forty to fifty years including renewal options and average base rents totalling $760,000. Reading Australia has also entered into an agreement to lease a site on which it intends to build a 48,000 square foot cinema. The lease provides for a one-time payment of approximately $850,000 for its two hundred year term.

     The Company currently owns 300,000 square feet of land comprised of two sites and has contracted to purchase or otherwise acquire over 750,000 square feet of land comprised of two sites for the construction of cinemas and entertainment complexes in Australia.

     Reading Australia also owns a 50% joint venture interest in a shopping center located on leased land in the Melbourne area of Victoria, and is currently studying the redevelopment of such facility as an entertainment center.


Item 3.  Legal Proceedings

Environmental
-------------
     Reading Company has been advised by the Environmental Protection Agency ("EPA") that it is a potentially responsible party ("PRP") under environmental laws including Federal Superfund legislation ("Superfund") for a site located in Douglassville, Pennsylvania. In 1995, the federal district court judge who presided over Reading Company's bankruptcy reorganization ruled that all liability asserted against Reading Company had been discharged in bankruptcy. This decision was upheld on appeal, and the time to file further appeals has now lapsed.

Certain Shareholder Litigation
------------------------------
     In September 1996, the holder of 50 shares of Common Stock commenced a purported class action on behalf of the Company's minority shareholders owning Reading Company Class A Common Stock in the Philadelphia County Court of Common Pleas relating to the Reorganization and Stock Transactions. (See Note 9 to the Consolidated Financial Statements contained elsewhere herein.) The complaint in the action (the "Complaint") named the Company, Craig, two former directors of the Company and all of the current directors of the Company (other than Gregory R. Brundage) as defendants. The Complaint alleged, among other things, that the Independent Committee (set up to review the transactions), and the current and former directors of the Company breached their fiduciary duty to the minority shareholders in the review and negotiation of the Reorganization and Stock Transactions and that none of the directors of the Company were independent and that they all were controlled by James J. Cotter, Craig or those controlled by them. The Complaint also alleged, in part, that the defendants failed to disclose the full future earnings potential of the Company and that Craig would benefit unjustly by having its credit rating upgraded and its balance sheet bolstered and that the value of the minority shareholders' interest in the Company was diluted by the transactions. The Complaint sought injunctive relief to prevent the consummation of the Stock Transactions and recision of the Stock Transactions, if they were consummated, and divestiture by the defendants of the assets or shares of the Company that they obtained as a result of the Stock Transactions, and unspecified damages and other relief.

     In October 1996, all of the defendants filed preliminary objections to the Complaint and thereafter, by agreement of the parties and Order of the Court, the Company was dismissed as a defendant without prejudice. Plaintiff dismissed with prejudice his request for preliminary and permanent injunctive relief to prevent the consummation of the Stock Transactions and his request to rescind and set aside the Stock Transactions.

     In November 1996, plaintiffs filed an Amended Complaint against all of the Company's present directors, its two former directors and Craig. The Amended Complaint does not name the Company as a defendant. The Amended Complaint essentially restates all of the allegations contained in the Complaint and contends that the named defendant directors and Craig breached their fiduciary duties to the alleged class. The Amended Complaint seeks unspecified damages on behalf of the alleged class and attorneys' and experts' fees. On December 9, 1997, the Court certified the case as a Class Action and approved the plaintiff as Class Representative.

     On April 24, 1997, plaintiff filed a purported derivative action against the same defendants. This action included claims substantially similar to those asserted in the class action and also alleged waste of tax benefits relating to the Company's historic railroad operating losses. The Company moved to dismiss this case for failure by the plaintiff to comply with the mandated procedures for bringing such an action. On January 23, 1998, the Court dismissed the derivative action. The Company intends to pursue recovery of counsel fees expended in the defense of the case. The dismissal of the derivative action does not affect the class action case, nor does it preclude reassertion to the claims contained in the derivative action.

     Management believes that the allegations contained in the Amended Complaint are without merit and intends to vigorously defend the directors in the matter. The Company has Directors and Officers liability insurance and believes that the claim is covered by such insurance.

     Redevelopment Authority of the City of Philadelphia v. Reading
     --------------------------------------------------------------
     On December 12, 1997, the Redevelopment Authority filed an action in the Philadelphia Court of Common Pleas which relates to the 1993 sale of the Headhouse property by Reading to the Authority. Plaintiff has alleged discovery of various contaminants -- asbestos, PCB's lead paint -- and alleges past and future clean-up costs in excess of $1,000,000. The action is based upon theories of contract and state environmental law. The Company has denied liability and intends to vigorously defend. It is the Company's opinion that the Authority's claim is meritless in that the Company adequately disclosed the condition of the property and expressly limited its representations made in connection with the sale.

     Other Claims
     ------------
     The Company is not a party to any other pending legal proceedings or environmental action which management believes could have a material adverse effect on its financial position.

Item 4. Submission of Matters to a Vote of Security Holders.

     Not Applicable

EXECUTIVE OFFICERS OF THE REGISTRANT

         Name                               Age      Position
         ----                               ---      --------
         James J. Cotter                     59      Chairman of the Board of Directors

         S. Craig Tompkins                   47      Vice Chairman and Director

         Robert F. Smerling                  63      President and Director

         John Rochester                      54      Chief Executive Officer, Australian Cinemas
                                                     Operations and Reading Australia Pty Ltd.

         James A. Wunderle                   45      Executive Vice President, Chief Financial Officer and
                                                     Treasurer

         John Foley                          47      Vice President, Marketing

         Charles S. Groshon                  44      Vice President, Finance

         Ellen M. Cotter                     32      Vice President, Business Affairs

     Mr. Cotter has been Chairman of the Board of Directors since December 1991, Chairman of the Company's Executive Committee since March 1993 and a director since September 1990. Mr. Cotter has been Chairman of the Board of Craig since 1988 and a director since 1985. Mr. Cotter has been a director and the Chairman of the Board of Citadel since 1991. From October 1991 to June 1993, Mr. Cotter also served as the acting Chairman of Citadel's wholly-owned subsidiary, Fidelity Federal Bank, FSB ("Fidelity"), and served as a director of Fidelity until December 1994. Mr. Cotter is the Chairman and a director of Citadel Agricultural Inc., a wholly owned subsidiary of Citadel ("CAI"); the Chairman and a member of the Management Committee of each of the agricultural partnerships which constitute the principal assets of CAI (the "Agricultural Partnerships"); and the Chairman and a member of the Management Committee of Big 4 Farming LLC, a consolidated subsidiary of Citadel. Mr. Cotter has been a director and Chief Executive Officer of Townhouse Cinemas Corporation (motion picture exhibition) since 1987, Executive Vice President and a director of The Decurion Corporation (motion picture exhibition) since 1969 and a director of Stater and its predecessors since 1987. From 1988 through January 1993, Mr. Cotter also served as the President and a director of Cecelia Packing Corporation (a citrus grower and packer), a company wholly owned by Mr. Cotter, and is the Managing Director of Visalia, LLC, which holds a 20% interest in each of the Agricultural Partnerships. Mr. Cotter is also a director and Executive Vice President of Pacific Theatres, a wholly-owned subsidiary of Decurion.

     Mr. Smerling has been President of Reading Entertainment since January 1997. Mr. Smerling has served as President of Reading Cinemas, Inc. since November 1994. Mr. Smerling also serves as the President of CineVista and the Chief Executive Officer of Reading Australia. Mr. Smerling served as president of Loews Theater Management Corporation, a subsidiary of Sony Corporation, from May 1990 until November 1994. Mr. Smerling also serves as President and Chief Executive Officer of City Cinemas, a motion picture exhibitor located in New York City, New York. City Cinemas is an affiliate of James J. Cotter and has entered into an Executive Sharing Agreement with the Company with respect to the services of Mr. Smerling.

     Mr. Tompkins has been Vice Chairman since January 1997. Mr. Tompkins has been a Director of the Company since March 1994 and was President of the Company from March 1994 through December 1996. Mr. Tompkins is also President and Director of Craig and has served in such positions since March 1, 1994. Prior thereto, Mr. Tompkins was a partner in the law firm of Gibson, Dunn & Crutcher for more than the past five years. Mr. Tompkins has been a director of Citadel since May 1994 and a director of G&L Realty Corp., a New York Stock Exchange listed REIT (Real Estate Investment Trust), since December 1994. Since July 1995, Mr. Tompkins has been the Vice Chairman of Citadel, and currently serves as that company's Secretary/Treasurer and Principal Accounting Officer. Mr. Tompkins is also President and a Director of CAI, a member of the Management Committee of each of the Agricultural Partnerships and Big 4 Farming LLC, and serves for administrative convenience as an Assistant Secretary of Visalia, LLC and Big 4 Ranch, Inc. (a partner with CAI and Visalia, LLC, in each of the Agricultural Partnerships).

     Mr. Rochester has been Chief Executive Officer of Reading Australia since November 1995. From 1990 through 1995, Mr. Rochester was the Managing Director of Television & Media Services Ltd. (formerly Hoyts Entertainment Ltd.). He also served in several other executive offices for that organization since 1987.

     Mr. Wunderle has been Chief Financial Officer since January 1987 and Executive Vice President, Treasurer, and Chief Financial Officer since December 1988. He has been Treasurer since March 1986.

     Mr. Groshon has been Vice President of the Company since December 1988. He was an internal auditor with the Company from August 1984 until December 1988, and a staff accountant prior thereto.

     Mr. Foley has been an officer of the Company since May 1998. Mr. Foley also has been an officer of City Cinemas since January 1997. Prior to joining City Cinemas and the Company, Mr. Foley was the President of Distribution for Miramax, where he, among other things, developed and implemented the distribution plan for The English Patient, the winner of nine Academy Awards and one of the most profitable art films of all time. Prior to joining Miramax in 1994, Mr. Foley was the President of Distribution for MGM/UA from 1989 through 1993.

     Ms. Cotter has been the Vice President, Business Affairs of the Company since March 1998. Prior thereto, Ms. Cotter held the same position with Craig from August 1996. Prior thereto, she was an attorney specializing in corporate law with White & Case, a New York law firm. Ms. Cotter is the daughter of Mr. James J. Cotter.

     The Company receives consulting services from the following individuals; a full-time employee of an affiliated company, Citadel:

     Mr. Wesson has been the President and Chief Executive Officer of CHC since August 1994. Prior to his employment by Citadel in 1993, Mr. Wesson was the Chief Executive Officer of Burton Properties Trust Inc., the U.S. real estate subsidiary of The Burton Group PLC, from 1989. Reading owns 23.5% of the outstanding Common Stock of CHC, and receives real estate consulting services from Citadel pursuant to an agreement with that company.

PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

Common Stock Summary
--------------------

     The following table sets forth the high and low prices of Reading Company Class A Common Stock from January 1, 1996 through October 15, 1996, and the REI Common Stock from October 16, 1996 through December 31, 1997, as reported on the NNM. The Reading Company Class A Common Stock was also traded on the Philadelphia Exchange from September 9, 1996 through October 15, 1996 and the REI Common Stock has been traded on such exchange since October 15, 1996. Reading Company's Common Stock traded infrequently on the over-the-counter "pink sheet" market. Historical bid/asked data is insufficient to provide high and low price information on Reading Company's Common Stock during 1996.



                                     1997
                                     -----------------------------------------------------------------
Quarter                              1st                2nd                3rd                 4th
-------                              ---                ---                ---                 ---
High                                 10 7/8             11 3/4             12 1/2              14 1/2
Low                                   9 3/4             10 7/8             11 1/8              12 5/16

                                     1996
                                     ----------------------------------------------------------------
Quarter                              1st                2nd                3rd                 4th
-------                              ---                ---                ---                 ---
High                                 11                 11                 11 1/8              10 3/8
Low                                   9                 10                 10                  9

     On March 24, 1998, the high, low and closing prices for REI Common Stock on the NNM were, $13.375, $13.0625, $13.125, respectively. On March 16, 1998, there were approximately 1,000 shareholders of record of REI Common Stock, which amount does not include individual participants in security position listings.

     Neither REI nor Reading Company have paid any dividends on their Common Stock. The Board of Directors does not intend to authorize payment of dividends on the Common Stock in the foreseeable future. Holders of the Convertible Preferred Stock are entitled to receive quarterly cumulative dividends at the annual rate of $6.50 per share of Series A Preferred Stock and $6.50 per share of Series B Preferred Stock, in each case before any dividends (other than dividends payable in Common Stock) are paid to the holders of the Common Stock.

     On October 15, 1996, REI issued the Convertible Preferred Stock to Craig and Citadel. See Item 1 Business -- The Reorganization and Stock Transactions. The Convertible Preferred Stock was offered and sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 as a non-public offering to a limited number of persons.

Item 6.  Selected Financial Data

         The following table sets forth certain historical consolidated financial information for the Company. This table is based on, and should be read in conjunction with, the Consolidated Financial Statements included elsewhere herein and the related notes thereto.
(In thousands except per share information)

Year ended December 31,                                1997(1)         1996(2)        1995        1994(3)         1993
-----------------------------------------------------------------------------------------------------------------------
Revenues                                             $36,288         $22,944        $17,632     $10,911          $3,306

Income (loss) applicable to common
shareholders before cumulative effect of
accounting change                                     (1,354)          6,092          2,351      (1,652)           (520)

Cumulative effect of accounting change                     0               0              0           0             132
-----------------------------------------------------------------------------------------------------------------------
Net (loss) income applicable to common
shareholders                                         ($1,354)         $6,092         $2,351     ($1,652)          ($388)
=======================================================================================================================

Earnings per share information:

Basic earnings per share before cmuulative effect of
accounting change                                     ($0.18)          $1.11          $0.47      ($0.33)         ($0.11)

Cumulative effect of accounting change                     0               0              0           0            0.03
-----------------------------------------------------------------------------------------------------------------------
Basic earnings per share                              ($0.18)          $1.11          $0.47      ($0.33)         ($0.08)
=======================================================================================================================

Diluted earnings per share before cumulative effect
at accounting change                                  ($0.18)          $1.02          $0.47      ($0.33)         ($0.11)

Cumulative effect at accounting change                     0               0              0           0            0.03
-----------------------------------------------------------------------------------------------------------------------
Diluted earning per share                             ($0.18)          $1.02          $0.47      ($0.33)         ($0.08)
=======================================================================================================================

-----------------------------------------------------------------------------------------------------------------------

              December 31,                              1997            1996           1995        1994            1993
-----------------------------------------------------------------------------------------------------------------------
Total assets                                        $178,012        $181,754        $75,544     $72,716         $70,121

Redeemable preferred stock                            $7,000          $7,000              0           0               0

Shareholders' equity                                $150,485        $155,954        $68,712     $66,086         $68,026
=======================================================================================================================

(1) Includes the results of five new theaters which were opened or acquired during the year.

(2) Includes results of Citadel from March 30, 1996, the acquisition of the NY Angelika from August 28, 1996, and the Stock Transactions from October 16, 1996.

(3) Results of operations of CineVista have been included since its acquisition effective July 1, 1994.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

     The Company has elected to focus its theater development and related real estate development activities in two principal areas, the development and operation of state of the art multiplex cinemas in Puerto Rico, the United States and Australia, and the development and operation in Australia of entertainment centers typically consisting of a multiplex cinema, complementary restaurant and retail uses, and self contained parking.

     Results of Operations

     Due to the nature of the Company's development and acquisition activities and the timing associated with the results of such activities, the effect of litigation awards and settlements, the acquisition of the Angelika Film Center (the "NY Angelika") in the third quarter of 1996, a recapitalization of the Company (the "Stock Transactions") in the fourth quarter of 1996, and the results of operations of five new cinemas opened during 1997, historical revenues and earnings have varied significantly. The Company's entertainment center developments are in the early stage of development and generally will not produce income or cash flow for at least eighteen to twenty four months from the time that all development approvals have been secured. Management believes that historical financial results are not necessarily indicative of future operating results.

Revenue
-------
     Theater Revenue is comprised of Admissions, Concessions and Advertising and other revenues from the Company's cinema operations and totaled the amounts set forth below in each of the three years ended December 31, 1996 inclusive of minority interests where applicable:


         1997                     1996                    1995
         ----                     ----                    ----
      $26,984,000              $18,236,000             $14,925,000

     CineVista's Theater Revenues decreased from $15,523,000 in 1996 to $15,186,000 in 1997 due primarily to the competitive effect of two new multiplex cinemas in the San Juan metropolitan market (which cinemas opened in July 1996 and January 1997), the closing of four screens at one existing location in 1997 in order to begin construction of an eight screen cinema at the same location, offset somewhat by Theater Revenues realized from a new six screen cinema, which commenced operations in March 1997. CineVista's Theater Revenues increased approximately 4% between 1995 and 1996 as a result of the addition of a new eight screen theater which commenced operations in late 1995 offset somewhat by the effect of competitive theater openings in the San Juan metropolitan market.

     Theater Revenues in 1997 include revenues of $7,978,000 from the Company's Domestic Cinemas (the NY Angelika, a new eight screen, 31,700 square foot cinema and cafe complex in Houston, Texas (the "Houston Angelika") and a five screen cinema located in Minneapolis, Minnesota (the "St. Anthony")). In 1996 the Company's only Domestic Cinema contributed $2,713,000 in Theater Revenues (inclusive of minority interest) from August 28 through year end. Box office and concession revenues at this cinema in 1997 increased approximately 3.3% from the amount recorded for the full year of 1996 by such cinema (inclusive of results prior to the Company's acquisition of the theater). The Company commenced operation of the Houston Angelika and the St. Anthony in December 1997. Theater revenues from these additional cinemas were not material in 1997.

     The Company opened its first cinema in Australia, a six screen cinema located in Townsville, Queensland (the "Townsville Cinema"), at the end of December 1996 and purchased an operating four screen cinema located in Bundaberg, Victoria (the "Bundaberg Cinema") for approximately $1,600,000 in the third quarter of 1997. A third six screen cinema located in Mandurah, Western Australia (the "Mandurah Cinema") opened in November 1997. Theater Revenues from the three cinemas totaled $3,820,000 in 1997. Reading Australia recorded no Theater Revenues in 1996 or 1995.

     In 1998, the Company will receive the benefit of a full year of operation of the five cinemas (representing 29 screens) opened during 1997.

     Real Estate revenues include rental income and the net proceeds of sales of the Company's domestic real estate. Reading Australia did not have any revenues relating to its real estate activities. Real estate revenues were $180,000, $543,000 and $272,000 in 1997, 1996 and 1995, respectively. Rental income in 1996 included $289,000 from rentals on leased equipment. The Company does not anticipate recognizing additional income from the leasing transaction until the residual value of the leased equipment is realized in 2002. (See Note 5 to the Consolidated Financial Statements included elsewhere herein.) Gains on sale of property totaled $15,000, $43,000 and $0 in each of the three years ended December 31, 1997, 1996 and 1995, respectively. The Company has approximately 25 parcels and rights-of-way remaining from its historic railroad operations, many of which are of limited marketability. Future domestic real estate revenues may increase as larger properties are sold. However, management believes that most of the properties held for sale will be liquidated within the next two years.

     The Company acquired the Stater Bros. Holdings Series B Preferred Stock (the "Stater Preferred Stock") in the Stock Transactions and contributed the Stater Preferred Stock to Reading Australia in late 1996. During the third quarter of 1997 Stater Bros. Holdings ("Stater") exercised an option to purchase the Stater Preferred Stock held by Reading Australia. Pursuant to the option exercise, Stater paid Reading Australia $73,915,000, an amount equal to the stated value of the Stater Preferred Stock plus accrued dividends. In addition to recording income of $4,490,000 from the accrued dividends, the Company recorded a gain of $1,387,000 reflecting the difference between the stated value of the Stater Preferred Stock ($69,365,000) and the carrying value thereof of $67,978,000 (98% of stated value). The Stater Preferred Stock had a dividend yield of 10.5%. The income related to the repurchase of the Stater Preferred Stock from Reading Australia has been recorded as "Earnings from Stater Preferred Stock" in the Company's Consolidated Statement of Operations.

     Interest and dividend revenues (exclusive of those from the Stater Preferred Stock) were as follows in each of the three years ended December 31, 1997, 1996 and 1995:


           1997                        1996                        1995
           ----                        ----                        ----
        $3,247,000                  $2,788,000                  $2,435,000

     Interest and dividend income increased $459,000 in 1997 as a result of higher average balances of investable funds in the fourth quarter from the proceeds of the Stater Preferred Stock redemption. The increase in interest and dividend income between 1995 and 1996 was due primarily to higher levels of investable funds after the Stock Transactions.

Expenses
--------
     "Theater costs," "Theater concession costs" and "Depreciation and amortization" (collectively "Theater Operating Expenses") reflect the direct theater expenses associated with the Company's cinema operations. Theater Operating Expenses, inclusive of minority interest, increased $7,908,000 from $16,235,000 in 1996, to $24,143,000 in 1997 due primarily to the operating expenses associated with a full year of operations of one of the Company's Domestic Cinemas and the commencement of operations of the Australia theaters which amounts totaled $9,653,000 in 1997 and $2,148,000 in 1996.

     CineVista Theater Operating Expenses increased approximately $402,000 to $14,490,00 in 1997 primarily as a result of the additional expenses of operating a new location (subsequent to March 1997). CineVista Operating expenses increased approximately $200,000 between 1995 and 1996 due primarily to the higher level of theater revenues recorded in 1996.

     "General and administrative" expenses, without consideration of intercompany management fees, were as follows:


                                       1997               1996           1995
                                       ----               ----           ----
CineVista                             $ 767             $1,050           $922
Domestic Cinemas(1)                     645                165              0
Australia(2)                          3,714              2,804            390
Other                                 4,611              3,087          3,278
                                      -----              -----          -----
Total                                $9,737             $7,106         $4,590

     CineVista's "General Administrative" expenses decreased approximately $283,000 in 1997 to $767,000 from $1,050,000 in 1996 due primarily to certain reclassification of salary expenses ($200,000) and a reduction in professional fees of $70,000.

     "General and Administrative" expenses associated with the Domestic Cinemas include $370,000 in 1997 and $43,000 in 1996 of management fees to City Cinemas with respect to the management of the Domestic Cinemas. (See Note 3 to the Consolidated Financial Statements contained elsewhere herein.)

     Reading Australia's "General and Administrative" expenses increased from $2,804,000 in 1996 to $3,714,000 in 1997. The principal components of this increase include an increase in Property Development costs of $650,000 ($650,000 recorded in 1996 and $1,300,000 in 1997) which were written off due to project abandonments or reconfiguration, third party theater management fees of $185,000 and increased office, salary and related overhead expenses resulting from an expansion of Reading Australia's theater operations and entertainment center development activities.

     The investment in and operating results of Reading International Cinemas LLP ("Reading International"), the parent of Reading Australia, were reported under the equity method through 1995. The Company acquired ownership of 100% of Reading International and consolidated the results of Reading International with the results of the Company in 1996. (See Note 4 to the Consolidated Financial Statements contained elsewhere herein.) "Equity loss from investment in Australian joint venture" appearing in the 1995 Consolidated Statement of Operations reflects the Company's 50% share of the initial General and Administrative expenses in Australia and noncapitalized development expenditures relating to new theater site analysis and selection. Reading Australia anticipates continuing losses during the next several years until additional new theaters and entertainment centers are developed and operations increased.

     Other "General and Administrative" expense increased from $3,087,000 in 1996 to $4,611,000 in 1997, and includes the Company's non-capitalized expenses associated with its US cinema development activities. The increase in 1997 includes bonus expense of $475,000 for a bonus paid to the Company's Chairman of the Board of Directors and a $110,000 investment banking fee paid to the Company's former Corporate Secretary, increased salary expense and salary related expenses of approximately $370,000 due to an expansion of cinema development and operating personnel and increased professional fees of approximately $200,000 relating primarily to domestic cinema development activities.

Equity in Earnings of Affiliates

     In 1997 and 1996 "Equity in earnings of affiliate" were $298,000 and $1,526,000 respectively and include the results of the Company's common stock interest in Citadel Holding Corporation ("Citadel"). In 1997

----------

(1)  Includes the NY Angelika, the St. Anthony and the Houston Angelika

(2) Does not include Craig's 50% share of Reading International's General and Administrative expenses in 1995.

Citadel's net income totaled $1,575,000 and the Company realized "Equity in earnings of affiliates of $298,000. In 1996, Citadel's 1996 earnings include a nonrecurring gain on sale of real estate of $1,473,000 and nonrecurring income of $4,000,000 from the recognition, for financial statement purposes, of previously deferred proceeds from the bulk sale of loans by a previously owned subsidiary of Citadel. (See Note 5 to the Consolidated Financial Statements included elsewhere herein.)

Other Income

     "Other income" totaled $1,531,000, $4,327,000 and $2,341,000 in the three years ended December 31, 1997, 1996 and 1995, respectively, and is primarily comprised of litigation settlements and awards. In 1997 "Other income" includes $615,000 which REI received from Stater in return for REI's agreement not to provide consulting services for, nor own a controlling interest in, a business which competes with Stater (the retail sale of groceries in the "Inland Empire" region of Southern California) for a period of one year, $260,000 from a third party as reimbursement of certain acquisition related expenditures which were expensed by the Company in prior periods, $490,000 of income realized upon settlement of certain litigation relating to a discontinued subsidiary's operations, and a $220,000 gain from currency transactions. (See "Currency Transactions", below).

     The principal components of "Other income" in 1996 included a $2,360,000 settlement of the Company's claim against Conrail, the City of Philadelphia, the Southeastern Pennsylvania Transportation Authority and several other parties for reimbursement of costs incurred by the Company associated with cleanup of PCB contamination in certain properties formerly owned by the Company (See Note 9 to the Consolidated Financial Statement contained elsewhere herein), a $941,000 gain from the redemption of the Company's Citadel Series B Preferred Stock, and $1,119,000 received, net of expenses, in settlement of a claim against a third party for failure to pay certain fees.

     "Other income" in 1995 included $1,146,000 received in settlement of a condemnation claim, a $425,000 settlement of certain litigation relating to a lease of a property developed by the Company, $319,000 received in settlement of two matters related to the Company's former railroad operations, and $233,000 relating to the expiration of the time period for redemption of unclaimed reorganization debt obligations.

Minority Interest

     Minority interest in income of $196,000 in 1997 includes a provision for $238,000 for the 16.67% minority interest in one of the Company's Domestic Cinema's income less $42,000 representing 25% of the loss related to the joint venture partner's interest in on of the Company's Australian theaters. Minority interest in the loss of $321,000 in 1996 included Craig's $388,000 share of Reading International's loss for the period prior to the Company's acquiring 100% ownership, offset by $67,000 of the minority share of the above referenced Domestic Cinema.

Income Tax Provision

     Income Tax expense in 1997 totaled $1,067,000 consisting of $146,000 of Federal Alternative Minimum Tax ("AMT"), an accrual for foreign withholding taxes of $698,000 which will be paid if certain intercompany loans are repaid and state taxes of $223,000. (See Note 8 to the Consolidated Financial Statements contained elsewhere herein.) The income tax benefit in 1996 included the $3,957,000 benefit associated with a reversal of the tax asset valuation allowance, described below, offset by AMT of $2,195,000, an accrual for foreign withholding taxes of $446,000 and state taxes of $80,000. "Income Tax" expense in 1995 was composed primarily of AMT expense.

Net Income

     As a result of the above "Net income" totaled $2,955,000, $7,003,000 and $2,351,000 in 1997, 1996 and 1995, respectively.

Net (Loss) Income Applicable to Common Shareholders
---------------------------------------------------

     "Net (loss) income applicable to common stockholders" has been reduced by the 6.5% per annum dividend on the $62,000,000 of Convertible Preferred Stock outstanding since October 15, 1996 and amortization of the asset put option since October 15, 1996 (the period subsequent to the closing on the Stock Transactions). (See "The Stock Transactions", below.)

Currency Transactions
---------------------

     During the fourth quarter of 1997, the Company entered into several foreign currency swaps and a currency forward position with a major bank. The agreements provided for the Company to receive $12,363,800 US dollars ("USD") in return for the delivery of $18,659,300 Australian dollars ("AUD") in January 1998. The value of the contracts at December 31, 1997 was established by computing the difference between the contractual exchange rates of the swap and forward positions (AUD/USD) and the exchange rates in effect at December 31, 1997 and an unrealized gain of $220,000 was recorded in 1997 from these transactions which gain has been included in "Other income".

     During the first quarter of 1998, the currency positions and extensions thereof matured and the Company incurred a loss. The loss, which will be recognized in the first quarter of 1998 totals approximately $700,000.

Liquidity and Capital Resources
-------------------------------

     The Company, where feasible, prefers to own the land on which it constructs its cinemas. In the United States and Puerto Rico, a variety of factors (including land acquisition costs and competition from well established and well financed developers) has caused the Company to focus on leasehold sites. However, an ownership oriented approach is being pursued in Australia with respect to the Company's entertainment center projects (See Item 1, Business). These projects will be more capital intensive, have longer lead times and entail greater development risks than the leasing of facilities in established malls. The entertainment centers will generally consist of a multiplex cinema with complementary retail and restaurant use and convenient parking all constructed on land owned or controlled by the Company. Accordingly, such centers are capital intensive at this stage of development. Reading Australia has acquired three sites (inclusive of a joint venture shopping center site), which the Company may develop as entertainment centers, and has agreements relating to two other possible entertainment center sites. Reading Australia also has a fifty acre property assemblage in the Melbourne area. The Company is considering development options for this site. However, if capital were required to fund the company's entertainment center or other projects, this site could be sold to fund such projects. If all of these potential entertainment center projects are developed, Reading Australia estimates the total development cost of these projects will exceed $100 million over the next two to three years.

     The Company anticipates that it will invest approximately $6.2 million during 1998 in furtherance of its expansion of an existing theater scheduled to be completed in 1998. CineVista has also signed a lease agreement for a new twelve screen cinema, and has a letter of intent relating to an expansion of an existing location. CineVista's share of the estimated costs of these two projects is approximately $15 million and will be expended in 1998 and 1999. CineVista may use funds available under its Line of Credit (See Note 11 to the Consolidated Financial Statements contained elsewhere herein) to fund a portion of its theater development costs.

     The Company is actively seeking sites to develop Angelika-type theaters throughout the United States and will consider acquiring leasehold or ownership interests in conjunction with such developments. In addition, the Company may from time-to-time develop theaters which specialize in conventional commercial film product if the Company views the markets as attractive. The Company has entered into a lease for a site on which the Company plans to build a twelve screen commercial cinema in New Jersey. The theater is presently under development and scheduled to open in late 1998. In addition, the Company has entered into letters of intent relating to the development of Angelika type cinemas with a total of 35 screens in five locations. The Company's share of the development costs of these projects are estimated to total approximately $30 million. However, with the exception of the one theater under construction, it cannot be assured any of these projects will be completed as leases have not yet been executed. The cash cost of the Company's domestic cinema projects can range from approximately $1.5 million for a turnkey leased facility to over $10 million for an owned site.

     If the Company is successful in its efforts to develop all of the projects which it is presently considering, its capital requirements over the next three years will exceed its existing liquid funds and anticipated cash flow. However, the Company believes that additional funding can be realized through, among other things, bank borrowings, sale and lease back transactions and the issuance/sale of additional equity either of REI, Reading Australia or at the project level. The Company presently has liquid funds in excess of its capital commitments.

     The following summarizes the major sources and uses of cash funds in each of the three years ended December 31, 1997, 1996 and 1995:

1997:
-----

     "Unrestricted cash and cash equivalents increased $44,190,000 in 1997 from $48,680,000 in 1996 to $92,870,000 at December 31, 1997. Working capital increased $43,790,000 from $43,336,000 at December 31, 1996 to $87,126,000 at
December 31, 1997.

     The principal source of liquid funds in 1997 was the $73,915,000 in proceeds from the redemption of the Stater Preferred Stock investment. While not necessarily indicative of results of operations determined under generally accepted accounting principles, CineVista's, the Domestic Cinemas' and Reading Australia's (net of minority interest of $196,000) operating cash flow (income before depreciation and amortization and corporate charges) totaled $7,672,000 in 1997. Other sources of liquid funds in 1997 include $2,360,000 in payment of a 1996 litigation settlement, $3,247,000 in "Interest and dividend" income and cash of $875,000 from "Other income".

     In addition to the payment of operating expenses the principal use of cash funds included the payment of $4,030,000 of dividends on the Company's Convertible Preferred Stock, and purchases of property and equipment of $20,116,000 ($11,743,000 which relates to Reading Australia, $4,079,000 relating to CineVista and $4,294,000 relating to the Domestic Cinemas), and the investment of $3,871,000 by Reading Australia in a joint venture and a loan to the joint venture partner with respect to property on which Reading Australia intends to develop a multiplex cinema. (See Note 4 to the Consolidated
Financial Statements contained elsewhere herein.)

1996:
-----
     "Unrestricted cash and cash equivalents increased $4,491,000 in 1996 from $44,189,000 in 1995 to $48,680,000 at December 31, 1996. Working capital increased $670,000 from $42,666,000 at December 31, 1995 to $43,336,000 at
December 31, 1996.

     While not necessarily indicative of its results of operations determined under generally accepted accounting principles, CineVista's and the NY Angelika's (net of minority interest of $67,000) operating cash flow (income before depreciation and amortization) of $2,520,000 contributed to the Company's liquid funds in 1996. Other principal sources of liquid funds in 1996 were $4,165,000 in "Interest and dividend" income, $4,327,000 in "Other income," $11,686,000 in proceeds from the Stock Transactions (net of $1,505,000 of paid and accrued expenses and inclusive of the proceeds from the redemption of the Citadel Series B Preferred Stock), and Craig contributions of $12,888,000 to Reading International which benefitted the Company upon the Company's acquisition of 100% ownership in Reading International. Additionally, principal sources of liquid funds included a net increase of $4,544,000 in "Accounts payable and accrued expenses."

     In addition to operating expenses, other uses of liquid funds in 1996 included, the purchase of the NY Angelika for $9,217,000 (total purchase price of $12,570,000, net of a credit of $1,285,000 for a judgment secured by a portion of the stock of the seller of the NY Angelika (the "Angelika Judgment") and the minority partner contribution of $2,068,000), the purchase of the Citadel common stock (see Note 5 to the Consolidated

Financial Statements contained elsewhere herein) for $3,325,000, purchases, primarily by Reading Australia, of $11,075,000 in property and equipment and a net increase in "Amounts receivable" of $2,406,000.

1995:
-----
     "Unrestricted cash and cash equivalents" together with "Available-for-sale securities" decreased $747,000 in 1995 from $44,936,000 in 1994 to $44,189,000 at December 31, 1995. Working capital decreased $717,000 from $43,383,000 at December 31, 1994 to $42,666,000 at December 31, 1995.

     CineVista's operating cash flow (income before depreciation and amortization) of $2,625,000 contributed to the Company's liquid funds in 1995. Other principal sources of liquid funds in 1995 were $2,435,000 in "Interest and dividends" income and $2,341,000 in "Other income" proceeds from litigation.

     In addition to operating expenses, principal uses of liquid funds in 1995 include a $1,040,000 increase in amounts "Due from affiliate" related to the Company's advance to Reading International on behalf of Craig of its share of certain capital contributions to the entity, which amount was reimbursed by Craig in February 1996, a $1,040,000 contribution to Reading International (the Company's share), $1,828,000 for the purchase of property, plant and equipment related primarily to CineVista's new eight screen multiplex theater which commenced operations during December 1995 and $1,285,000 for the purchase of the Angelika Judgment.

     The Stock Transactions

     The Stock Transactions permitted the Company to acquire assets which could be converted into cash or utilized as collateral to raise cash funds necessary to finance the Company's theater and real estate development activities and consolidate Craig and the Company's interest in Reading International in order to reduce the complexity of the Company's corporate structure. With the exception of Reading International, the non-cash assets received in the Stock Transactions, the Stater Preferred Stock and the preferred stock of Citadel (the "Citadel Preferred Stock") were converted into cash in 1996 and 1997.

     In the Stock Transactions, the Company received $7,000,000 of cash from Citadel. In return the Company issued to Citadel, $7,000,000 in stated value (70,000 shares) of the Company's Series A Voting Cumulative Preferred Stock (the "Series A Preferred Stock") and granted Citadel certain contractual rights including the asset put option (the "Asset Put Option"). The Asset Put Option grants Citadel the right to require the Company to acquire substantially all of Citadel's assets and assume related liabilities in return for the issuance of Common Stock at any time through a date 30 days after the Company files its 1999 Annual Report on Form 10-K. The number of shares to be issued will be determined by dividing the appraised value of the Citadel assets or $20 million, whichever amount is lower, by $12.25. If the appraised value of the Citadel assets is in excess of $20 million, the Company will issue Common Stock at fair market value for such excess up to a total of $30 million in Citadel assets. The Company received from Craig the Stater Preferred Stock with a stated value of $69,365,000, the Citadel Preferred Stock with a stated value of $5,250,000 and Craig's 50% interest in Reading International. In return, REI issued to Craig, 2,476,190 shares of Common Stock and 550,000 shares ($55,000,000 stated value) of Series B Voting Cumulative Preferred Stock (the "Series B Preferred Stock").

     The Stock Transactions were accounted for as a reorganization of related entities requiring that the Company reflect the assets received at the lower of the value which they were recorded on the books of the affiliates.

     The Stock Transactions were intended to qualify as an exchange under
Section 351(a) (a "351 Exchange") of the Internal Revenue Code of 1986, as amended (the "Code"). In a 351 Exchange, the party acquiring the assets (in the Stock Transactions, REI) retains the contributing parties' tax basis in the acquired assets, with no taxable gain recognized as a result of the exchange. The parties contributing assets (in the Stock Transactions, Craig and Citadel) obtain a basis in the assets received in the exchange equal to the basis in the assets which are contributed in the exchange (the Series A and Series B Preferred Stock). With the exception of the Stater Preferred Stock, the book value of the assets received in the Stock Transactions approximated the tax basis in the assets received. Craig's adjusted tax basis (for federal tax purposes) in the Stater Preferred Stock was approximately $5 million.

     The estimated tax liabilities associated with the assets received in the Stock Transactions were $22,042,000 in deferred federal income taxes primarily relating to the Stater Preferred Stock. At the time of the closing of the Stock Transactions, the Company had a gross deferred federal tax asset of $55,968,000 and a tax asset valuation allowance (the "TAVA") in the same amount. Upon receipt of the Stater Preferred Stock, the Company determined that it was more-likely-than-not that a portion of the deferred tax asset which had previously been fully reserved, would be realized and the Company reduced the TAVA by $20,782,000 which amount reflects the amount of federal tax loss carryforwards ("NOLs") which were expected to be utilized net of $1,260,000 in alternative minimum tax ("AMT").

     A portion of the reversal of the tax asset valuation allowance, $3,957,000, was included in "Income tax benefit" in the Company's Consolidated Statement of Operations in 1996 and was subsequently reclassified from "Retained Earnings" to "Other Capital". The balance, $18,085,000, was credited directly to "Other Capital" in the Company's Consolidated Statement of Shareholders' Equity in 1996. The amount which was included in income was equal to the NOLs which remained available to the Company and which existed as of the date of the Company's 1981 quasi-reorganization. At the time of the Company's quasi-reorganization, the Company also realized a loss relating to the conveyance of certain assets to Conrail and charged such loss directly to "Other Capital." The benefits of NOLs relating to such charge cannot be reflected in the Company's Consolidated Statement of Operations. The Company has no NOLs which existed at the time of the Company's quasi-reorganization and therefore, future reductions in the Company's tax valuation allowance will be reflected as income in the Company's Consolidated Statement of Operations.

     The Company issued Common Stock and the Convertible Preferred Stock in exchange for the assets received in the Stock Transactions. The Convertible Preferred Stock was reflected on the Consolidated Balance Sheet of the Company at December 31, 1996 at its stated value ($100 per share), which value management believes approximates market. The Series A Preferred Stock has not been included as a component of Shareholders' Equity since it includes provisions which permit a majority of the holders to request redemption at stated value plus accrued and unpaid dividends for a 60 day period beginning October 15, 2001 and also provides for redemption at the option of the majority of the holders, if the Company fails to pay four quarterly dividends or in event of a change in control.

     In addition to issuing the Series A Preferred Stock, the Company also granted the Asset Put Option to Citadel, which under certain circumstances permits Citadel to exchange substantially all of its assets for Common Stock. The Company did not allocate any value to the Asset Put Option due in part to the subjective nature of the assumptions utilized in option pricing models and the fact that stock option valuation models are intended to value options and the Asset Put Option is not transferable. Had a value been separately ascribed to the Asset Put Option, the value of such option would have been deducted from the value of the Series A Preferred Stock and included as "Other Capital" in the Company's Consolidated Statement of Shareholders' Equity. In addition to the 6.5% dividend payable on the $62 million of Convertible Preferred Stock, the Company has elected to include as a component of "Preferred Stock Dividends" in its calculation of earnings per common share, a provision which will totaled approximately $68,000 in 1996 and $279,000 in 1997 for the amortization of the value of the Asset Put Option (based upon a valuation utilizing the Black & Scholes option valuation model).

     Management believes that the tax gain (related to the Stater Preferred Stock) recognized by the Company was offset by the Company's NOL carryforwards (See Note 7 to the Consolidated Financial Statements contained elsewhere herein). However, the amount of NOLs carried on the books of the Company has not been audited by the Internal Revenue Service (the "IRS"), and there can be no assurance that the IRS would agree with the Company as to the amount of NOL available to offset such gains. Use of the NOLs is subject to certain limitations, including those resulting from certain changes in the ownership of the Company. While the transfer restrictions which are applicable to the Company's equity securities are intended to minimize the risk of such ownership changes, ownership changes unknown to the Company may have occurred despite or in violation of such restrictions. In addition, the Code and related case law limit the ability to use NOLs to offset certain "built-in" gains on contributed property. Although the Company does not believe that such limitations on the use of its NOLs would apply to the disposition of the assets recovered by the Company in the Stock Transaction, there can be no assurance that the IRS would not take a different position. Also, if the IRS were to determine that the principal purpose of the Stock Transactions was to make use of the NOLs and the Company could not show otherwise, such use may not be available. In such case, the financial position of the Company could be materially adversely affected.

     The Company has determined that it will not need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The Company also does not believe that the failure of any third party suppliers or other parties to remediate year 2000 issues could have a material impact upon the Company's operations.

Effects on Inflation

     The Company does not believe that inflation has a material effect upon its existing operations.

Recent Accounting Pronouncements

     In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 requires net income per share to be presented under two calculations, basic income per share and diluted income per share

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related information." SFAS No. 130 established standards for reporting comprehensive income and its components in the financial statements. SFAS No. 131 requires publicly held companies to report financial and other information about key revenue-producing segments of the entity and is utilized by the chief operation decision-maker. The Company is evaluating its implementation approach for SFAS Nos. 130 and 131, both of which will be adopted in 1998.

Forward-Looking Statements

     From time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing, including those contained herein. Such forward-looking statements may be included in, without limitation, reports to stockholders, press releases, oral statements made with the approval of an authorized executive officer of the Company and filings with the Securities and Exchange Commission. The words or phrases "anticipates," "expects," "will continue," "estimates," "projects," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

     The results contemplated by the Company's forward-looking statements are subject to certain risks, trends, and uncertainties that could cause actual results to vary materially from anticipated results, including without limitation, delays in obtaining leases and permits for new multiplex locations, construction risks and delays, the lack of strong film product, the impact of competition, market and other risks associated with the Company's investment activities and other factors described herein.

Item 8.  Financial Statements and Supplementary Data

     The information required by this item is incorporated by reference to pages F-1 through F-31.


Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     Not applicable.

PART III

Item 10. Directors and Executive Officers of the Registrant

The information required by this item, to the extent that it relates to directors of the Company, is incorporated by reference to the Company's proxy statement with respect to its 1998 Annual Meeting of Shareholders and, to the extent that it relates to executive officers, appears in Part I hereof.

Item 11. Executive Compensation

     The information required by this item is incorporated by reference to the Company's proxy statement with respect to its 1998 Annual Meeting of Shareholders.

Item 12. Security Ownership of Certain Beneficial Owners and Management

     The information required by this item is incorporated by reference to the Company's proxy statement with respect to its 1998 Annual Meeting of Shareholders.

Item 13. Certain Relationships and Related Transactions

     The information required by this item is incorporated by reference to the Company's proxy statement with respect to its 1998 Annual Meeting of Shareholders.

PART IV.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(a)(1)  Financial Statements                                                        PAGE

               Consolidated Balance Sheets as of December 31, 1997 and           F-1 -- F-2
                        December 31, 1996.

               Consolidated Statements of Operations for the years ended         F-3
                        December 31, 1997, December 31, 1996 and
                        December 31, 1995.

               Consolidated Statements of Cash Flows for the years ended         F-4 -- F-5
                        December 31, 1997, December 31, 1996 and
                        December 31, 1995.

               Consolidated Statements of Shareholders' Equity for the years     F-6 -- F-7
                        ended December 31, 1997, December 31, 1996 and
                        December 31, 1995.

               Notes to Consolidated Financial Statements.                       F-8 -- F-30

               Report of Independent Auditors -- Ernst & Young LLP.              F - 31


     All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable and therefore have been omitted.


(a)(3)   Exhibits

         2.1 Agreement and Plan of Merger Among Reading Company, Reading Entertainment, Inc., and Reading Merger Co. (Incorporated by reference to Exhibit A to the Proxy Statement/Prospectus included in Reading Entertainment, Inc.'s Registration Statement on
               Form S-4, File No. 333-13413.)

         3(i) Certificate of Incorporation of Reading Entertainment, Inc. as amended. (Incorporated by reference to Exhibit B to the Proxy Statement/Prospectus included in Reading Entertainment, Inc.'s Registration Statement on Form S-4, File No. 333-13413.)

         3(ii) By-laws of Reading Entertainment, Inc. (Incorporated by reference to Exhibit C to the Proxy Statement/Prospectus included in Reading Entertainment, Inc.'s Registration Statement on Form S-4, File No. 333-13413.)

         4.1 Certificate of Designations, Preferences and Rights of Series A Voting Cumulative Convertible Preferred Stock and Series B Voting Cumulative Convertible Preferred Stock of Reading Entertainment, Inc. (Incorporated by reference to Exhibit G to the Proxy Statement/Prospectus included in Reading Entertainment, Inc.'s Registration Statement on Form S-4, File No. 333-13413.)

         10.1* Reading Company 1982 Non-Qualified Stock Option Plan, as Amended.
               (Incorporated by reference to Exhibit 4(b) to Reading Company's Registration Statement No. 2-83039, as amended.)

         10.2* Reading Company 1982 Incentive Stock Option Plan, as Amended.
               (Incorporated by reference to Exhibit 4(a) to Reading Company's Registration Statement No. 2-83039, as amended.)

         10.3* Reading Company 1992 Nonqualified Stock Option Plan.

         10.4 Executive Sharing Agreement by and between Reading Cinemas, Inc. and City Cinemas Corp. dated as of November 1, 1993. (Incorporated by reference to Exhibit 10.1 to Reading Company's Annual Report on Form 10-K for the year ended December 31, 1993.)

         10.5 Credit Agreement by and between Reading Cinemas of Puerto Rico, Inc., and Citibank, N.A., as administrative agent for the Lenders thereunder dated as of December 20, 1995. (Incorporated by reference to Exhibit 10.11 to Reading Company's Annual Report on Form 10-K for the year ended December 31, 1995.)

         10.6 The First Amendment dated February 7, 1996 to the Credit Agreement by and between Reading Cinemas of Puerto Rico, Inc., and Citibank, N.A., as administrative agent for the Lenders thereunder dated as of December 20, 1995. (Incorporated by reference to Exhibit 10.12 to Reading Company's Annual Report on Form 10-K for the year ended December 31, 1995.)

         10.7 RC Revocable Trust Agreement between Reading Investment Company, Inc. and Craig Corporation and Craig Management, Inc. as trustee, dated November 9, 1995. (Incorporated by reference to Exhibit
               10.14 to Reading Company's Annual Report on Form 10-K for the year ended December 31, 1995.)

         10.8 Stock Purchase and Sale Agreement dated as of March 30, 1996 by and between Reading Holdings, Inc. and Craig Corporation. (Incorporated by reference to Exhibit 10.18 to Reading Company's Annual Report on Form 10-K for the year ended December 31, 1995.)

         10.9* Service Deed between Australia Cinema Management Pty Limited and
               John Rochester dated May 7, 1996. (Incorporated by reference to
               Exhibit 10.20 to Reading Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.)

         10.10 Exchange Agreement among Reading Company, Reading Entertainment Inc., Craig Corporation, Craig Management Inc., Citadel Holding Corporation, and Citadel Acquisition Corp., Inc. (Incorporated by reference to Exhibit F to the Proxy Statement/Prospectus included in Reading Entertainment, Inc.'s Registration Statement on
               Form S-4, File No. 333-13413.)

         10.11 Asset Put and Registration Rights Agreement dated October 15, 1996 by and among Reading Entertainment, Inc., Citadel Holding Corporation, and Citadel Acquisition Corp., Inc. (Incorporated by reference to Exhibit 10.15 to Reading Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996.)

         10.12 Certificate of Designation of the Series B 3% Cumulative Voting Convertible Preferred Stock of Citadel Holding Corporation. (Incorporated by reference to Exhibit 10.16 to Reading Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996.)

         10.13 Preferred Stock Purchase Agreement dated November 10, 1994, between Citadel Holding Corporation and Craig Corporation. (Incorporated by reference to Exhibit 2 to Citadel Holding Corporation's Report on Form 8-K dated November 14, 1994.)

         10.14 Option Agreement, dated September 3, 1993, among Stater Bros. Holdings Inc., Craig Corporation, and Craig Management Inc. (Incorporated by reference to Exhibit 10.24 to Craig Corporation's Annual Report on Form 10-K for the year ended September 30, 1993.)

         10.15 The Sale Agreement dated as of July 1, 1996, by and among Reading Investment Company, Inc., as Purchaser, AFCI, as Seller, and Houston Cinema, Inc., with all Exhibits and Schedules omitted. (Incorporated by reference to Exhibit 2(a) to Reading Company's Report on Form 8-K dated August 27, 1996.)

         10.16 Amendment to the Sale Agreement made and entered into as of July 27, 1996 by and among Reading Investment Company, Inc., AFCI and Houston Cinema, Inc. (Incorporated by reference to Exhibit 2(b) to Reading Company's Report on Form 8-K dated August 27, 1996.)

         10.17 $2,000,000.00 Non-Negotiable Secured Promissory Note dated as of August 27, 1996 (the "Holdback Note") by AFC, as Maker, to AFCI, as Payee. (Incorporated by reference to Exhibit 2(c) to Reading Company's Report on Form 8-K dated August 27, 1996.)

         10.18 Pledge Agreement dated August 27, 1996 by and among AFCI, as Secured Party, and AFC, as Debtor, concerning the cash security for the Holdback Note. (Incorporated by reference to Exhibit 2(d) to Reading Company's Report on Form 8-K dated August 27, 1996.)

         10.19 Limited Liability Company Agreement between Angelika Cinemas, Inc. and Sutton Hill Associates dated August 27, 1996. (Incorporated by reference to Exhibit 10.32 to Reading Entertainment, Inc.'s Registration Statement on Form S-4, File No. 333-13413.)

         10.20 Management Agreement dated as of August 27, 1996 between Angelika Film Centers, LLC and City Cinemas Corporation. (Incorporated by reference to Exhibit 10.33 to Reading Entertainment, Inc.'s Registration Statement on Form S-4, File No. 333-13413.)

         10.21 Restated Certificate of Incorporation of Stater Bros. Holdings Inc. (Incorporated by reference to Exhibit 4.2 to Reading Entertainment, Inc.'s Registration Statement on Form S-4, File No. 333-13413.)

         10.22 Purchase Agreement between Equipment Leasing Associates 1995-VI Limited Partnership and FA, Inc. effective December 20, 1996. (Incorporated by reference to Exhibit 10.27 to Reading Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996.)

         10.23 Master Lease Agreement between FA, Inc. and Equipment Leasing Associates 1995-VI Limited Partnership dated December 20, 1996. (Incorporated by reference to Exhibit 10.28 to Reading Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996.)

         10.24 Nonrecourse Promissory Note between FA, Inc. and Equipment Leasing Associates 1995-VI Limited Partnership effective December 20, 1996. (Incorporated by reference to Exhibit 10.29 to Reading Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996.)

         10.25 Lease Rental Purchase Agreement between FA, Inc. and Ralion Financial Services, Inc. dated December 31, 1996. (Incorporated by reference to Exhibit 10.30 to Reading Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996.)

         10.26*Non-Qualified Stock Option Agreement dated April 18, 1997 by and between Reading Entertainment, Inc. and James J. Cotter. (Incorporated by reference to Exhibit 10.1 to

               Reading Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.)

         10.27*Reading Entertainment, Inc. Incentive Compensation Plan.
               (Incorporated by reference to Exhibit 10.1 to Reading Entertainment, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.)

         10.28*Reading Entertainment, Inc. 1997 Equity Incentive Plan.
               (Incorporated by reference to Exhibit A to Reading Entertainment, Inc.'s Definitive Proxy Statement on Schedule 14A as filed with the Securities and Exchange Commission on August 21, 1997.)

         10.29 Master Management Agreement between Angelika Holding, Inc. and City Cinemas Corporation dated November 26, 1997.

         21(i) List of Subsidiaries of Reading Entertainment, Inc.

         23.1  Consent of Independent Auditors - Ernst & Young LLP.

         27.1  Financial Data Schedule for the year ended December 31, 1997.

         27.2 Restated Financial Data Schedule for the quarter ended September 30, 1997.

         27.3 Restated Financial Data Schedule for the quarter ended June 30, 1997.

         27.4 Restated Financial Data Schedule for the quarter ended March 31, 1997.

         27.5 Restated Financial Data Schedule for the year ended December 31, 1996.

         27.6 Restated Financial Data Schedule for the quarter ended September 30, 1996.

         27.7 Restated Financial Data Schedule for the quarter ended June 30, 1996.

         27.8 Restated Financial Data Schedule for the quarter ended March 31, 1996.

         27.9 Restated Financial Data Schedule for the year ended December 31, 1995.

(b)      Reports on Form 8-K.

         NONE

(c)      See item 14(a)(3) above.

(d)(1)   Not applicable.

(d)(2)   Not applicable.

(d)(3)   Not applicable.

         * These exhibits constitute the executive compensation plans and arrangements of the Company.

Reading Entertainment, Inc. and Subsidiaries

Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

                                                                          December 31,
---------------------------------------------------------------------------------------
                                                                        1997       1996
---------------------------------------------------------------------------------------
Current Assets

Cash and cash equivalents                                            $92,870    $48,680
Amounts receivable, less allowance of $37 in 1997 and $70 in 1996      1,195      3,117
Restricted cash                                                        4,755      3,683
Inventories                                                              194        151
Note receivable                                                          721          0
Prepayments and other current assets                                     568        814

---------------------------------------------------------------------------------------
     Total current assets                                            100,303     56,445
---------------------------------------------------------------------------------------

Investment in Stater Preferred Stock                                       0     67,978
Investment in Citadel Common Stock                                     4,903      4,850
Net investment in leased equipment                                     2,125      2,125
Investment in WPG Unit Trust                                           1,608          0
Property and equipment - net                                          40,312     21,130
Note receivable from joint venture partner                             1,771          0
Other assets                                                           2,033      2,997
Intangible assets:
   Beneficial leases - net of accumulated amortization of $3,197
       in 1997 and $2,284 in 1996                                     13,711     14,624
   Cost in excess of assets acquired - net of accumulated
       amortization of $791 in 1997 and $197 in 1996                  11,246     11,605

---------------------------------------------------------------------------------------
                                                                      77,709    125,309
---------------------------------------------------------------------------------------
                                                                    $178,012   $181,754
=======================================================================================



See Notes to Consolidated Financial Statements.

Reading Entertainment, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (continued)
(in thousands, except share and per share amounts)
                                                                                           December 31,
----------------------------------------------------------------------------------------------------------
                                                                                         1997         1996
----------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities

Accounts payable                                                                       $2,464       $5,183
Accrued taxes                                                                             657        2,549
Accrued property costs and other                                                        3,319        1,240
Film rent payable                                                                       1,637        1,102
Note payable                                                                              645        1,500
Purchase commitment                                                                     3,516          230
Other liabilities                                                                         939        1,305

----------------------------------------------------------------------------------------------------------
     Total current liabilities                                                         13,177       13,109
----------------------------------------------------------------------------------------------------------

Capitalized lease, less current portion                                                   509          516
Note payable                                                                            1,100          500
Other liabilities                                                                       3,735        2,579
----------------------------------------------------------------------------------------------------------
     Total long term liabilities                                                        5,344        3,595
----------------------------------------------------------------------------------------------------------

Minority interests                                                                      2,006        2,096

Reading Entertainment Redeemable Series A Preferred Stock, par value $.001 per          7,000        7,000
  share, stated value $7,000; Authorized, issued and outstanding - 70,000 shares

Shareholders' Equity

Reading Entertainment Series B Preferred Stock, par value $.001 per share,
  stated value $55,000; Authorized, issued and outstanding - 550,000 shares                 1            1
Reading Entertainment preferred stock, par value $.001 per share:
  Authorized -- 9,380,000 shares:  None issued                                              0            0
Reading Entertainment common stock, par value $.001 per share:
  Authorized --  25,000,000 shares: Issued and outstanding -- 7,449,364 shares              7            7
Other capital                                                                         138,637      138,594
Retained earnings                                                                      16,163       17,238
Foreign currency translation adjustment                                                (4,323)         114

----------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                       150,485      155,954
----------------------------------------------------------------------------------------------------------
                                                                                     $178,012     $181,754
==========================================================================================================


See Notes to Consolidated Financial Statements.

Reading Entertainment, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)


                                                            Year Ended December 31,
-----------------------------------------------------------------------------------
                                                       1997        1996        1995
-----------------------------------------------------------------------------------
REVENUES:
Theater:
   Admissions                                       $19,978     $12,986     $10,356
   Concessions                                        6,078       4,486       3,883
   Advertising and other                                928         764         686
Real estate                                             180         543         272
Earnings from Stater preferred stock investment       5,877           0           0
Interest and dividends                                3,247       4,165       2,435
-----------------------------------------------------------------------------------
                                                     36,288      22,944      17,632
-----------------------------------------------------------------------------------
EXPENSES:
Theater costs                                        20,081      13,631      10,784
Theater concession costs                              1,296         821         640
Depreciation and amortization                         2,785       1,793       1,369
General and administrative                            9,737       7,106       4,200
Equity loss from investment in Australian
   theater developments                                   0           0         390
-----------------------------------------------------------------------------------
                                                     33,899      23,351      17,383
-----------------------------------------------------------------------------------
Income (loss) from operations                         2,389        (407)        249
Equity in earnings of affiliate                         298       1,526           0
Other income, net                                     1,531       4,327       2,341
-----------------------------------------------------------------------------------
Income before minority interests and income
    taxes (benefit)                                   4,218       5,446       2,590
Minority interests                                      196        (321)          0
-----------------------------------------------------------------------------------
Income before income taxes (benefit)                  4,022       5,767       2,590
Income taxes (benefit)                                1,067      (1,236)        239
-----------------------------------------------------------------------------------
Net income                                            2,955       7,003       2,351
Less: Preferred stock dividends and amortization
   of asset put option                               (4,309)       (911)          0
-----------------------------------------------------------------------------------
Net income (loss) applicable to common
   shareholders                                     ($1,354)     $6,092      $2,351
===================================================================================







Basic (loss) earnings per share                      ($0.18)      $1.11       $0.47
===================================================================================





Diluted (loss) earnings per share                    ($0.18)      $1.02       $0.47
===================================================================================



See Notes to Consolidated Financial Statements

Reading Entertainment, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)


                                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------------
                                                                         1997       1996       1995
---------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES

Net income (loss)                                                      $2,955     $7,003     $2,351
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
    Condemnation award                                                      0          0     (1,146)
    Depreciation                                                        1,240        644        453
    Amortization                                                        1,545      1,149        916
    Write off of capitalized development costs                          1,308          0          0
    Deferred rent expense                                                 406        245        165
    Deferred income tax expense (benefit)                                   0     (3,957)       132
    Equity in earnings of affiliate                                      (298)    (1,526)         0
    Equity loss from Australian joint venture                               0          0        390
    Minority interest in net loss of Australian joint venture             (42)      (388)         0
    Minority interest in net income of the Angelika                       238         67          0
    Preferred stock redemption premium                                 (5,877)      (941)         0
    Gain on sale of real estate                                           (15)       (43)         0
    Discharge of reorganization obligations                                 0          0       (223)
    Changes in operating assets and liabilities:
       (Increase) decrease in amounts receivable                        1,884     (2,406)       135
       (Increase) decrease in inventories                                 (50)       (17)       (26)
       (Increase) decrease in prepaids and other current assets           858       (177)        95
       Increase (decrease) in accounts payable and accrued expenses    (3,347)     4,544       (119)
       Increase (decrease) in film rent payable                           545        769        (60)
       Increase (decrease) in other liabilities                           654       (134)      (392)
    Other, net                                                            (10)      (470)       (49)

---------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                             1,994      4,362      2,622
---------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Reading Entertainment, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (continued)
(in thousands)

                                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------------------
                                                                            1997        1996        1995
---------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                $1,994      $4,362      $2,622
---------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES

Purchase of the Angelika                                                        0     (12,570)          0
Reimbursement proceeds for the Angelika judgement                               0       1,293           0
Purchase of the Angelika Minnesota                                           (229)          0           0
Purchase of property and equipment                                        (19,887)    (11,075)     (1,828)
Proceeds from redemption of Citadel preferred stock investment                  0       6,191           0
Proceeds from redemption of Stater preferred stock investment              73,915           0           0
Purchase of Citadel common stock                                                0      (3,325)          0
(Increase) decrease in restricted cash                                     (1,421)     (1,478)        208
(Increase) decrease in long term deposits                                     (76)          0           0
(Decrease) increase in due from affiliate                                       0       1,040      (1,040)
Investment in leased equipment (See Note 5)                                     0         (75)          0
Net proceeds from sales of real estate                                         21          91           0
Investment in Australian joint venture                                          0           0      (1,040)
Investment in WPG Unit Trust                                               (1,850)          0           0
Loans to joint venture partners in Australia                               (2,021)          0           0
Purchase of the Angelika judgement (See Note 4)                                 0           0      (1,285)
Net proceeds from condemnation award                                            0           0       1,146
Net proceeds from real estate joint venture investments                         0           0         185
Purchases of available-for-sale securities                                      0           0        (510)
Sales and maturities of available-for-sale securities                           0           0      36,319

---------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities                      48,452     (19,908)     32,155
---------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES

Proceeds from minority partner of Australian joint venture                     93      12,888           0
Proceeds from Angelika, Houston landlord                                      280           0           0
Cash acquired as a result of consolidation of Australian joint venture          0          95           0
Proceeds from issuance of Series A redeemable preferred stock                   0       7,000           0
Proceeds from minority partner for purchase of the Angelika                     0       2,068           0
Distributions to minority partner of the Angelika                            (371)        (38)          0
Payments of Stock Transactions issuance costs                                (366)     (1,056)          0
Payment of preferred stock dividends                                       (4,030)       (843)          0
Decrease in note payable                                                   (1,500)          0           0
Payments of debt financing costs                                                0        (256)          0
Purchase of treasury stock                                                      0          (1)         (1)
---------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities                      (5,894)     19,857          (1)
---------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash and cash equivalents                 (362)        180           0
---------------------------------------------------------------------------------------------------------
  Increase in cash and cash equivalents                                    44,190       4,491      34,776

  Cash and cash equivalents at beginning of year                           48,680      44,189       9,413
---------------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year                                $92,870     $48,680     $44,189
=========================================================================================================

See Notes to Consolidated Financial Statements.

Reading Entertainment, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity
Years ended December 31, 1997, 1996, 1995
(in thousands, except shares)

                                                    ---------------------------Reading Company------------------------
                                                    Common Stock         Class A Common Stock        Treasury Stock
                                                    -----------------------------------------    ---------------------
                                                    Shares   Amount       Shares       Amount     Shares        Amount
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                        12,291      $1      5,144,400        $51    (183,250)      ($2,621)
Net income
Change in unrealized gains and
  losses
Realization of tax benefit resulting
  from pre-quasi-reorganization
  operating loss carryforwards
Foreign currency translation
   adjustment resulting from equity
   method of accounting in Reading
  International
Reading Company common stock
  converted to Reading Company Class A
  common stock                                        (761)                   761
Reading Company treasury stock
  purchased                                                                                         (147)           (1)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                        11,530       1      5,145,161         51    (183,397)       (2,622)
--------------------------------------------------------------------------------------------------------------------------
Net income
Realization of tax benefit resulting
  from pre-quasi-reorganization
  operating loss carryforwards
Foreign currency translation
   adjustment resulting from equity
   method of accounting in Reading
  International
Reading Company common stock
  converted to Reading Company Class A
  common stock                                      (2,853)                 2,853
Reading Company treasury stock
  purchased                                                                                         (120)           (1)
Reading Company Common and Class A
  common stock converted to Reading
 Entertainment common stock                         (8,677)     (1)    (5,148,014)       (51)
Reading Company Class A common
  stock in treasury retired                                                                      183,517         2,623
Issuance of Reading  Entertainment  common
  stock and Series B Preferred to Craig in accor-
  dance with terms of Stock Transactions
Issuance costs of Stock Transactions
Reading Entertainment Series A and B
  preferred dividends declared
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                             0       0              0          0           0             0

                                                   ----------Reading Entertainment--------
                                                   Common Stock Seris B Preferred Stock          Unrealized
                                                   ---------------------------------------       Gains And    Other     Retained
                                                    Shares     Amount   Shares       Amount       (Losses)    Capital   Earnings
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                             0        $0         0           $0       ($286)     $55,057    $13,884
Net income                                                                                                                2,351
Change in unrealized gains and
  losses                                                                                            286
Realization of tax benefit resulting
  from pre-quasi-reorganization
  operating loss carryforwards                                                                                 1,200     (1,200)
Foreign currency translation
   adjustment resulting from equity
   method of accounting in Reading
  International
Reading Company common stock
  converted to Reading Company Class A
  common stock
Reading Company treasury stock
  purchased
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                             0         0         0            0           0       56,257     15,035
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                                7,003
Realization of tax benefit resulting
  from pre-quasi-reorganization
  operating loss carryforwards                                                                                22,042     (3,957)
Foreign currency translation
   adjustment resulting from equity
   method of accounting in Reading
  International
Reading Company common stock
  converted to Reading Company Class A
  common stock
Reading Company treasury stock
  purchased
Reading Company Common and Class A
  common stock converted to Reading
 Entertainment common stock                      4,973,174         5                                              45
Reading Company Class A common
  stock in treasury retired                                                                                   (2,622)
Issuance of Reading  Entertainment  common
  stock and Series B Preferred to Craig in accor-
  dance with terms of Stock Transactions         2,476,190         2   550,000            1                   64,377
Issuance costs of Stock Transactions                                                                          (1,505)
Reading Entertainment Series A and B
  preferred dividends declared                                                                                             (843)(1)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                     7,449,364         7   550,000            1           0      138,594     17,238

                                                   Foregin
                                                  Currency
                                                 Translation
                                                 Adjustment
------------------------------------------------------------
Balance at December 31, 1994                            $0
Net income
Change in unrealized gains and
  losses
Realization of tax benefit resulting
  from pre-quasi-reorganization
  operating loss carryforwards
Foreign currency translation
   adjustment resulting from equity
   method of accounting in Reading
  International                                        (10)
Reading Company common stock
  converted to Reading Company Class A
  common stock
Reading Company treasury stock
  purchased
-----------------------------------------------------------
Balance at December 31, 1995                           (10)
-----------------------------------------------------------
Net income
Realization of tax benefit resulting
  from pre-quasi-reorganization
  operating loss carryforwards
Foreign currency translation
   adjustment resulting from equity
   method of accounting in Reading
  International                                        124
Reading Company common stock
  converted to Reading Company Class A
  common stock
Reading Company treasury stock
  purchased
Reading Company Common and Class A
  common stock converted to Reading
 Entertainment common stock
Reading Company Class A common
  stock in treasury retired
Issuance of Reading  Entertainment  common
  stock and Series B Preferred to Craig in accor-
  dance with terms of Stock Transactions
Issuance costs of Stock Transactions
Reading Entertainment Series A and B
  preferred dividends declared
-----------------------------------------------------------
Balance at December 31, 1996                           114

(1) Represents dividends per share of $1.36 for Reading Entertainment Series A redeemable preferred stock and dividends per share of $1.36 for Reading Entertainment Series B preferred stock.

See Notes to Consolidated Financial Statements.

Reading Entertainment, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity (continued)
Years ended December 31, 1997, 1996, 1995
(in thousands, except shares)


                                                    ---------------------------Reading Company-------------------------
                                                    Common Stock     Class A    Common Stock        Treasury Stock
                                                    -----------------------------------------    ----------------------
                                                    Shares   Amount       Shares       Amount     Shares        Amount
-----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                            0       $0             0          $0           0             $0
Net income
Issuance costs of Stock Transactions
Foreign currency translation
   adjustments
Reading Entertainment Series A and B
   preferred dividends declared
=======================================================================================================================
Balance at December 31, 1997                            0       $0             0          $0           0             $0
=======================================================================================================================

                                      ----------Reading Entertainment--------                                             Foregin
                                      Common Stock Seris B Preferred Stock       Unrealized                              Currency
                                      ---------------------------------------    Gains And    Other       Retained      Translation
                                       Shares     Amount   Shares       Amount    (Losses)    Capital     Earnings      Adjustment
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996           7,449,364      $7     550,000      $1         $0        $138,594    $17,238            $114
Net income                                                                                                   2,955
Issuance costs of Stock Transactions                                                                 43
Foreign currency translation
   adjustments                                                                                                              (4,437)
Reading Entertainment Series A and B
   preferred dividends declared                                                                             (4,030)(1)
===================================================================================================================================
Balance at December 31, 1997           7,449,364      $7     550,000      $1         $0        $138,637    $16,163         ($4,323)
===================================================================================================================================

(1) Represents dividends per share of $6.50 for Reading Entertainment Series A redeemable preferred stock and dividends per share of $6.50 for Reading Entertainment Series B preferred stock.

See Notes to Consolidated Financial Statements.

Reading Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 1997
(amounts in tables in thousands, except shares and per share data)



     In 1996, Reading Company merged with a wholly owned subsidiary of Reading Entertainment, Inc., a newly formed Delaware corporation ("REI" or "Reading Entertainment" and collectively, with its subsidiaries and predecessors, "Reading" or the "Company"). As a result of the merger, shareholders of Reading Company became shareholders of REI (the "Reorganization") and Reading Company became a wholly-owned subsidiary of REI. (See Note 2.)

     The Company is in the business of developing and operating multi-plex cinemas in the United States, Puerto Rico and Australia and of developing, and eventually operating, entertainment centers in Australia. The Company operates its cinemas through various subsidiaries under the Angelika Film Centers and Reading Cinemas names in the mainland United States (the "Domestic Cinemas") through Reading Cinemas of Puerto Rico, Inc., a wholly owned subsidiary, under the CineVista name in Puerto Rico ("CineVista" or the "Puerto Rico Circuit"); and through Reading Australia Pty, Limited (collectively with its subsidiaries referred to herein as "Reading Australia") under the Reading Cinemas name in Australia (the "Australia Circuit"). The Company's entertainment center development activities in Australia are also conducted through Reading Australia, under the Reading Station name.

     The Company is also a participant in two real estate joint ventures in Philadelphia, Pennsylvania and holds certain property for sale located primarily in Philadelphia and owns certain leased equipment which it leases to third parties.


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Consolidation: The consolidated financial statements of Reading Entertainment and Subsidiaries include the accounts of REI and its majority-owned subsidiaries, after elimination of all significant intercompany transactions, accounts and profit. The Company's investments in 20% to 50% - owned companies, in which it has the ability to exercise signigficant influence over operating and financial policies, are accounted for on the equity method. Investments in other companies are carried at cost.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes: The Company underwent a quasi-reorganization in 1981 in which it eliminated its accumulated deficit by a charge to other capital. The quasi-reorganization did not require restatement of any assets or liabilities or any other modification of capital accounts. Through the year ended December 31, 1996, the Company was required to make a transfer from "Retained earnings" to "Other capital" in the Consolidated Statement of Shareholders' Equity in an amount equal to the tax benefit resulting from utilization of federal net operating loss carryforwards which relate to periods prior to the quasi-reorganization.

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Cash Equivalents: The Company considers all highly liquid investments with original maturities of three months or less at the time of acquisition to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates fair market value, and consist principally of Eurodollar time deposits, federal agency securities and other short-term money market instruments.

     Inventories: Inventories are comprised of confection goods used in theater operations and are stated at the lower of cost (first-in, first-out method) or net realizable value.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



     Property and Equipment: Property and equipment are carried at cost. Depreciation of buildings, capitalized premises lease, leasehold improvements and equipment is recorded on a straight-line basis over the estimated useful lives of the assets or, if the assets are leased, the remaining lease term (inclusive of renewal options, if likely to be exercised), whichever is shorter. The estimated useful lives are generally as follows:

     Building and Improvements                                 40 years
     Equipment                                               7-15 years
     Furniture and Fixtures                                     7 years
     Leasehold Improvements                                    20 years

     Construction in Progress and Property Development Costs:
Construction-in-progress and property development costs are comprised of all direct costs associated with the development of potential theater (whether for purchase or lease) or entertainment center locations. Amounts are carried at cost unless management decides that a particular location will not be pursued to completion or if the costs are no longer relevant to the proposed project. If such a judgement is made, previously capitalized costs which are no longer of value are written-off.

     Intangible Assets: Intangible assets are comprised of acquired beneficial theater leases used in CineVista's operations and cost in excess of net assets acquired in the acquisition of the Angelika Film Center, 6-screen cinema located in the Soho area of Manhattan (the "NY Angelika") and a five screen cinema located in Minneapolis, Minnesota (the "St. Anthony").

     The amount of the purchase price of the NY Angelika assets in excess of the appraised value of the assets is being amortized on a straight-line basis over a period of 20 years. The fair value of the NY Angelika assets was determined by an independent appraiser. The purchase price of the St. Anthony is being amortized on a straight-line basis over the remaining life of the lease term which approximates 5 years.

     The amount of the CineVista purchase price ascribed to the beneficial leases was determined by an independent appraiser computing the present value of the excess of market rental rates over the rental rates in effect under CineVista's leases at the time of the Company's acquisition of CineVista and allocating such amount as a component of the purchase price of CineVista. The beneficial leases are amortized on a straight-line basis over the remaining term of the underlying leases, which approximates 16 years.

     Translation of Non-U.S. Currency Amounts: The financial statements and transactions of Reading Australia's cinema and real estate operations are maintained in their functional currency (Australian dollars) and translated into U.S. dollars in accordance with Statement of Financial Accounting Standards, ("SFAS") No. 52, "Foreign Currency Translation." Assets and liabilities of such operations are denominated in Australian dollars and translated at exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the period. Translation adjustments are reported as a separate component of shareholders' equity.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)


     Income (Loss) Per Share: Net (loss) income available to common stock shareholders reflects the reduction for dividends declared on the Company's Series A Voting Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), and Series B Voting Cumulative Convertible Preferred Stock ( the "Series B Preferred Stock") (collectively, the "Convertible Preferred Stock") and for amortization of the value of an estimate of an asset put option (the "Asset Put Option") had one been recorded (See Notes 2 and 13).

     In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings
Per Share." SFAS No. 128 requires net income per share to be presented under two calculations, basic income per share and diluted income per share. Basic income
(loss) per share (Reading Entertainment common stock (the "Common Stock") for the period subsequent to the Reorganization and Reading Company Class A common and common stock for periods prior to the Reorganization) is calculated using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares used in the computation of basic earnings per share were 7,449,364 in 1997, 5,494,145 in 1996, and 4,973,369 in 1995.
Diluted income (loss) per share is calculated by dividing net income by the weighted average common shares outstanding for the period plus the dilutive effect of stock options, convertible securities and the Asset Put Option. Stock options to purchase 347,732 and 359,732 shares of Common Stock were outstanding at a weighted average exercise price of $13.98 and $14.03 during 1996 and 1995, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares during such periods. The Asset Put Option conversion rate of $11.75 was also higher than the average market price of the Common Stock during that portion of the year in which it was in effect in 1996. In October 1996 the Company issued the Convertible Preferred Stock. If the Convertible Preferred Stock had been converted in 1996, the weighted average number of shares would have increased by 1,274,623 to 6,768,768 and income available to common shareholders' would have increased by $843,000 (the amount of preferred stock dividends recorded during such period) to $6,935,000, resulting in diluted earnings per share of $1.02 versus basic earnings per share of $1.11 in 1996. During 1997 the Company recorded a net loss available to shareholders of $1,574,000 and therefore the stock options, the Convertible Preferred Stock and the Asset Put Option, were anti-dilutive.

     Recent Accounting Pronouncements: In June 1997 the Financial Accounting Standards Board issued SFAS No. 130,"Reporting Comprehensive Income,"and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting comprehensive income and its components in the financial statements. SFAS No. 131 requires publicly held companies to report financial and other information about key revenue-producing segments of the entity and is utilized by the chief operation decision-maker. The Company is evaluating its implementation approach for SFAS Nos. 130 and 131, both of which will be adopted in 1998.

    Reclassification: Certain amounts in previously issued financial statements have been reclassified to conform with the current presentation.

NOTE 2 - REORGANIZATION AND STOCK TRANSACTIONS

     In October 1996, two transactions were approved by the Company's shareholders, the Reorganization and the exchange by REI of capital stock for certain assets of Citadel Holding Corporation (together with its wholly owned subsidiaries "Citadel") and Craig Corporation (together with its wholly owned subsidiaries "Craig") (the "Stock Transactions"). Both transactions were completed on October 15, 1996.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



     In the Stock Transactions, REI issued (i) 70,000 shares of Series A Preferred Stock, to Citadel, and granted certain contractual rights to Citadel, in return for $7 million in cash and (ii) 550,000 shares of the Series B Preferred Stock and 2,476,190 shares of Common Stock to Craig in exchange for certain assets owned by Craig. The assets acquired by REI from Craig consisted of 693,650 shares of Stater Bros. Holdings, Inc.'s ("Stater") Series B Preferred Stock (the "Stater Preferred Stock"), Craig's 50% membership interest in Reading International Cinemas LLC ("Reading International"), of which an indirect wholly owned subsidiary of REI was the sole other member, and 1,329,114 shares of Citadel's 3% Cumulative Voting Convertible Preferred Stock, stated value $3.95 per share which shares were exchanged by REI immediately after conclusion of the Stock Transactions for Citadel preferred stock (the Citadel Preferred Stock") with the same terms except for a reduced accrual rate on the redemption premium. The Series A and Series B Preferred Stock have stated values of $7 million and $55 million, respectively.

     The contractual rights granted to Citadel in the Stock Transactions include the Asset Put Option pursuant to which Citadel has the option until 30 days after REI files its Annual Report on Form 10-K for the year ending December 31, 1999, to require REI to acquire substantially all of Citadel's assets, and assume related liabilities (such as mortgages), for shares of Common Stock. In exchange for up to $20 million in aggregate appraised value of Citadel assets on exercise of the Asset Put Option, REI is obliged to deliver to Citadel a number of shares of Common Stock determined by dividing the appraised value of the Citadel assets by $12.25. If the value of the Citadel assets is in excess of $20 million, REI is obliged to pay for the excess by issuing Common Stock at the then- fair market value up to a maximum of $30 million of assets. For financial reporting purposes, the Company did not allocate any value to the Asset Put Option, due to the Company's belief that the value is immaterial and that the methods of valuing options include numerous subjective assumptions and such methods are not intended to value non-transferable options such as the Asset Put Option.

     Both the Stater Preferred Stock and the Citadel Preferred Stock have been redeemed (See Note 5).

NOTE 3 -- RELATED PARTY TRANSACTIONS

     In 1995, 1996 and 1997, the Company's Board of Directors voted to waive the transfer restrictions imposed by the provisions of the Company's capital stock to the extent necessary to permit James J. Cotter, Chairman of the Board of Directors of the Company and Craig, to acquire additional shares of the Company's capital stock. The transfer provisions prohibit a party from acquiring more than 4.75% of the Company's outstanding capital stock without the permission of the Company's Board of Directors and are intended to assure the continuing availability of the Company's federal tax loss carryforwards by precluding a change in control which could limit the value of the carryforwards. Prior to granting the waiver of the restrictions, the Board of Directors had determined that acquisition of the shares by Mr. Cotter and Craig would not affect the continuing availability of the Company's federal tax loss carryforwards.

     The Company acquired the NY Angelika on August 27, 1996 (See Note 4). The theater is owned jointly by the Company and Sutton Hill, a partnership affiliated with City Cinemas, a Manhattan-based theater operator and owned in equal parts by Mr. James J. Cotter, the Company's Chairman, and Mr. Michael Forman. A company controlled by Mr. Forman and his family beneficially own 12.4% of Craig's currently outstanding capital stock.

     City Cinemas manages the NY Angelika, the Houston Angelika and the St. Anthony pursuant to management agreements (See Note 4). Robert F. Smerling, President of the Company, and John Foley, Vice President, Marketing of the Company also serve in the same positions with City Cinemas.

     The Stock Transactions (See Note 2) involved the issuance of Common Stock and Series B Preferred Stock to Craig (which as a result of the Stock Transactions and certain open market purchases holds securities representing approximately 78% of the Company's voting securities), in return for certain assets owned by Craig. The Company is a subsidiary of Craig. At the time that the negotiations which led to the Stock Transactions were initiated, Craig owned 51% of the Company's voting securities and the Chairman and President of the Company (both of whom are also directors of Craig and the Company) served in the same positions at Craig. The Company's Board of Directors therefore established an Independent Committee of the Board of Directors comprised of directors with no affiliation with Craig or Citadel (other than the Company's ownership in Citadel) to negotiate the terms of the proposed transaction with Craig and Citadel, to review the fairness of any consideration to be received or paid by the Company and the other terms of any such transaction and to make a recommendation to the Board of Directors concerning such transaction.

     The Company utilizes the services of certain Citadel employees, including the President and Chief Executive Officer of Citadel, for real estate advisory services. The Company pays Citadel for such services at a rate which is believed to approximate the fair market value of such services. During 1997, the amount paid to Citadel for such services totalled $252,000.

     On December 29, 1997, Citadel capitalized a wholly owned subsidiary, Big 4 Ranch, Inc., ("BRI") with a cash contribution of $1.2 million and then distributed 100% of the shares of BRI to Citadel's common shareholders of record as of the close of business on December 23, 1997, as a spin-off dividend. Reading received 1,564,473 shares or 23.4% of BRI. The Board of Directors and executive officers of BRI are comprised of one director of REI and two Craig Directors.

     On December 31, 1997, BRI (owning 40%), Citadel (owning 40%) and Visalia LLC (a limited liability company controlled by Mr. James J. Cotter, the Chairman of the Board of REI, Craig, and Citadel, and owned by Mr. Cotter and certain members of his family) entered into three general partnerships in December 1997, which Partnerships on December 31, 1997 acquired an agricultural property (purchase price amounting to approximately $7.6 million). The acquisition was financed by a ten year purchase money mortgage in the amount of $4.05 million, a line of credit from Citadel and pro-rata contributions from the partners. Through its holdings in BRI and Citadel, the Company owns approximately 18.8% of such Partnerships at December 31, 1997.

NOTE 4 -- ACQUISITION AND DEVELOPMENT ACTIVITIES

     Domestic Activity
     -----------------

     The Company commenced operation of the eight screen Houston Angelika theater located in downtown Houston, in December 1997. The cinema and a cafe, which is included in the lobby area and operated by a local restaurant operator, occupy approximately 31,700 square feet and is leased pursuant to a long-term lease. The theater was designed and built to Company specification and is the Company's first purpose built theater specializing in art, foreign and sophisticated commercial product similar to that offered in the NY Angelika.

     The Company acquired the St. Anthony, a leased five screen theater, located in Minneapolis Minnesota from a national theater owner operator in December 1997. The theater operates under the Reading Cinemas name. The Company paid the former lessee approximately $229,000 for the theater and assumed all obligations of the lessee under the lease, which lease has a remaining term of approximately 5 years, subject to an option to extend for an additional five years.

     In August 1996, the Company and Sutton Hill Associates ("Sutton Hill"), acquired the assets comprising the NY Angelika, a multiplex theater located in Soho area of New York City. The purchase price was approximately $12,570,000 (subject to certain adjustments), inclusive of acquisition costs of approximately $529,000. The Company and Sutton Hill formed a limited liability company, Angelika Film Centers LLC ("AFC"), to hold their interest in the Angelika. AFC acquired the NY Angelika assets with a combination of available cash, a promissory note collateralized by escrowed cash issued to the sellers in the amount of $2,000,000 (the "Sellers Note") and credit at December 31, 1997

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



in full satisfaction of a judgement encumbering certain of the stock of the sellers. The final payment on the Sellers Note of $500,000 was made in February 1998. At December 31, 1996 this amount was classified as "Note Payable" and "Restricted cash" on the Company's Consolidated Balance Sheet.

     The Company contributed 83.3% of the capital of AFC and Sutton Hill contributed the remaining 16.7%. The operating agreement of AFC provides that all depreciation and amortization (the "Special Deductions") will first be allocated to Sutton Hill until the aggregate amount of such Special Deductions equals Sutton Hill's initial investment. Thereafter, the Company will receive all Special Deductions until the relative ownership interests are equal to the initial ownership interests of the parties. Sutton Hill has agreed to subordinate its interest in AFC to the Company's interest in order to permit the Company to pledge AFC and its assets as collateral to secure borrowing by the Company. In addition, Sutton Hill has agreed that the Company will be entitled to receive up to 100% of the proceeds of borrowing by AFC, up to the amount of the Company's initial capital contribution to AFC. AFC is managed by City Cinemas, a New York motion picture exhibitor and an affiliate of Sutton Hill, pursuant to the terms of a management agreement.

     The Houston Angelika, the St. Anthony and the NY Angelika are managed by City Cinemas pursuant to management agreements. The management agreements for the St. Anthony and the Houston Angelika provide for City Cinemas to receive a fee equal to 2.5% of revenues. The NY Angelika management agreement provides for the payment of a minimum fee of $125,000 plus an incentive fee equal to 50% of annual cash flow (as defined) over prescribed levels provided, however, that the maximum annual aggregate fee cannot exceed 5% of NY Angelika's revenues.

     The Company's 83.3% interest in the NY Angelika was accounted for using the purchase method and the NY Angelika's operating results since the acquisition on August 27, 1996 have been consolidated with the operating results of the Company. Sutton Hill's initial capital investment and share of the NY Angelika's net earnings for the period subsequent to the acquisition of the NY Angelika have been recorded as "Minority interest" in the Consolidated Balance Sheet as of December 31, 1997.

     The unaudited pro forma consolidated operating results set forth below assume that the acquisition of the NY Angelika was completed at the beginning of 1996 and include the impact of certain adjustments, including amortization of intangibles, depreciation and reductions in "Interest and dividend" income resulting from payment of the purchase price.


                                           Year Ended December 31,
                                        ----------------------------
                                               1996          1995
                                             -------        -------
            Revenues                         $27,443        $24,350
                                             =======        =======

            Net income                        $6,861         $1,944
                                             =======        =======

            Earnings per share:

                 Basic                         $1.25          $ .39
                                             =======        =======

                 Diluted                       $1.14          $ .39
                                             =======        =======

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



     Reading Australia
     -----------------

     In November 1995, the Company and Craig formed Reading International to develop and operate multiplex cinemas in Australia under the operating name Reading Cinemas. Reading International was equally owned by the Company and Craig prior to conclusion of the Stock Transactions, and wholly-owned by the Company subsequent thereto.

     Since formation, Reading Australia has opened three cinemas, two in leased facilities and one in an owned facility, with a total of sixteen screens. In addition, Reading Australia has acquired several sites which may be developed as entertainment center projects.

     In 1996, the Company consolidated the financial results of Reading International and reflected Craig's 50% share of the losses prior to the Stock Transactions as "Minority Interest" (which amount totaled $388,000) in the Company's Consolidated Financial Statements.

     The unaudited pro forma consolidated operating results set forth below assume that the Company owned 100% of Reading International as of the beginning of 1995, and include the impact of certain adjustments, including reductions in net income and "Interest and dividend" income resulting from the operations of and funding requirements associated with 100% ownership of Reading International.


                                            Year Ended December 31,
                                            -----------------------
                                               1996         1995
                                             -------       -------
            Revenues                         $22,943       $17,632
                                             =======       =======

            Net income                        $6,614        $1,961
                                             =======       =======

            Earnings per share:

                 Basic                         $1.20         $ .39
                                             =======       =======
                 Diluted                       $1.10         $ .39
                                             =======       =======

     Puerto Rico
     -----------

     The Company acquired CineVista effective as of July 1, 1994. Since that time the Company has opened two new cinemas with a total of 14 screens and has eight screens under construction and scheduled to open in summer 1998, which cinema replaces a six screen cinema at the same location.

NOTE 5 -- INVESTMENTS

     Stater Preferred Stock
     ----------------------

     The Stater Preferred Stock received by the Company in the Stock Transactions was contributed to Reading Australia in 1996. During the third quarter of 1997 Stater exercised an option to acquire the Stater Preferred Stock. Pursuant to the option exercise, Stater paid Reading Australia $73,915,000, an amount equal to the stated value of the Stater Preferred Stock plus accrued dividends. A gain of $5,877,000 was recorded by the Company in 1997 related to the sale of the Stater Preferred Stock, comprised of $4,490,000 of accrued dividends and the difference between the carrying value of the Stater Preferred Stock (98% of stated value) and the redemption price at stated value which difference totaled $1,387,000. Stater also paid REI $615,000 in return for REI's agreement not to

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



provide consulting services for, nor own a controlling interest in, a business which competes with Stater (the retail sale of groceries in the "Inland Empire" region of Southern California) for a period of one year. This payment has been recorded as "Other income" in the 1997 Consolidated Statement of Operations.

     The unaudited pro forma effect on "Interest and dividend" revenues, "Other income", and "Net loss or income" from the sale of the Stater Preferred Stock would have been to reduce net income by $3,140,000 and $741,000 in 1997 and 1996, respectively, exclusive of the non-recurring $1,387,000 gain associated with the writeup to stated value had the sale occurred at the beginning of each period. The pro forma "Net loss" in 1997 would have been $188,000 and the "Net loss available to common shareholders" would have totaled $4,497,000 (basic and diluted loss of $.60 per share). The pro forma "Net income" in 1996 would have been $3,790,000 and "Net loss available to common shareholders" would have totaled $519,000 (basic and diluted loss of $.07 per share).


     Whitehorse Property Group
     -------------------------
     In November 1997, Reading Australia acquired a 50% interest from Burstone Victoria Pty. Ltd. ("Burstone") in the Whitehorse Property Group Unit Trust ("WPG") for approximately $1,600,000. WPG owns a shopping center located near Melbourne, Australia. WPG is currently studying the redevelopment of the Whitehorse Shopping Center as an entertainment center through development of a multiplex cinema and complementary restaurants and retail shops. In conjunction with Reading Australia's acquisition of its interest in WPG, Reading Australia loaned approximately $1,400,000 to the joint venture partner which loan accrues interest at 7.5% annum. Reading Australia also guaranteed 50% of the underlying property debt of WPG, which amount totals approximately $4,000,000. The carrying amount of the Company's 50% interest approximates half the appraised value of WPG. Management believes that the December 31, 1997 carrying value of the WPG investment approximates its fair value. WPG operated at a break-even level from the November 1997 acquisition date through the end of the year. Accordingly no gains or losses have been recorded from the investment in the 1997 Consolidated Statement of Operations.

     Citadel Holding Corporation
     ---------------------------
     In March 1996, the Company acquired 1,564,473 shares of Citadel common stock from Craig representing an interest of approximately 26.1%. In 1997, Citadel issued 666,000 common shares pursuant to the exercise of warrants which reduced the Company's ownership to approximately 23.5%. The Company accounts for its investment in the Citadel common stock by the equity method. Citadel's net earnings in 1997 were $1,575,000 and the Company's share of such earnings was $298,000 which amount is included in the Consolidated Statement of Operations as "Equity in earnings of affiliate." Citadel's assets and liabilities totaled $28,860,000 and $10,806,000, respectively, as of December 31, 1997. The closing price of Citadel's common stock on the American Stock Exchange was $4.50 per share. Accordingly, the market value of the Company's interest in Citadel was in excess of the carrying value of this investment at December 31, 1997.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



     The unaudited pro forma consolidated operating results set forth below assume that the acquisition of the Company's common stock interest in Citadel was completed at the beginning of 1995 and include the impact of certain adjustments.

                                            Year Ended December 31,
                                        ------------------------------
                                               1996           1995
                                             -------         -------
            Revenues                         $22,943         $17,632
                                             =======         =======

            Net income                        $6,992         $ 2,406
                                             =======         =======

            Earnings per share:

                 Basic                         $1.27         $   .48
                                             =======         =======
                 Diluted                       $1.16         $   .48
                                             =======         =======

     During 1996, the Company exercised its right to convert the Citadel Preferred Stock it received from Craig in the Stock Transactions to Citadel common stock whereupon Citadel exercised its right to redeem the Citadel Preferred Stock. Under the terms of the Citadel Preferred Stock, the Company received all accrued and unpaid dividends and a redemption premium of $941,000, which premium was included in "Other income" in the 1996 Consolidated Statement of Operations.

     Net Investment in Leased Equipment
     ----------------------------------
     During 1996, a wholly-owned subsidiary of the Company purchased computer equipment for $40,934,000 which equipment was leased to various retail companies (the "User Leases"). Concurrent with the purchase of the equipment, the Company leased the equipment back to the seller, subject to the User Leases, for a period of five years (the "Wrap Lease"). The Company's investment in the equipment was funded through a cash payment of $1,944,000 and the issuance of a nonrecourse promissory note (the "Promissory Note") in the amount of $38,990,000. Payments due under the Wrap Lease were subsequently sold to a third party in return for a $32,000 payment and assumption by the purchaser of all obligations under the Promissory Note. The Company has retained all rights and interest in the equipment subject to the User Leases and the Wrap Lease. Therefore, the Company has rights to the residual value of the equipment upon conclusion of the Wrap Lease (which term exceeds the term of the User Leases). The residual interest has been reflected at its net cost, $2,125,000, in the Consolidated Balance Sheet at December 31, 1997 as "Net investment in leased equipment."

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



NOTE 6 -- PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                             December 31,     December 31,
                                                1997             1996
                                              --------         --------
      Land                                     $10,978           $7,332
      Property under development*                4,137                0
      Buildings                                  1,959              743
      Capitalized premises lease                   538              538
      Leasehold improvements                    13,480            5,774
      Equipment                                  7,611            5,990
      Construction-in-progress and
        property development costs               4,599            2,562
                                              --------         --------
                                                43,302           22,939
      Less:  Accumulated depreciation           (2,990)          (1,809)
                                              --------         --------
                                              $ 40,312         $ 21,130
                                              ========         ========

* Includes the net purchase price of a property which was acquired by the Company in March 1998 and which the Company was obligated to reimburse seller for demolition costs at December 31, 1997.
(See Note 10.)

NOTE 7 -- STOCK OPTION PLANS

     In October 1995, the Financial Accounting Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages companies to adopt a fair value approach to valuing stock options that would require compensation cost to be recognized based on the fair value of the stock option granted. As permitted by SFAS No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", (APB 25) and related Interpretations in accounting for its employee stock options and will provide the footnote disclosures required by SFAS No.
123. Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     As of December 31, 1997, the Company had options outstanding under two Stock Option Plans, the 1992 Non-qualified Stock Option Plan (the "1992 Plan") and the 1997 Equity Incentive Plan (the "1997" Plan). Each plan was approved by shareholders in the year of adoption. The 1997 Plan reserved 200,000 shares for grant and provides for one-fourth of the options granted to be exercisable on the first anniversary of the date of grant, and an additional one-fourth on each subsequent anniversary, unless the Compensation Committee of the Board of Directors (the "Committee"), in its discretion, decides otherwise.

     The 1992 Plan reserved 500,000 shares for grant and provides for one-third of options granted to be immediately exercisable, one-third exercisable on the first anniversary of the date of grant, and the final one-third exercisable upon the second anniversary date of the date of grant unless the Committee in its discretion, decides otherwise.

     Options granted under both the 1992 Plan and the 1997 Plan must have exercise prices equal to or less than 100 percent of the fair market value of the underlying shares on the date of grant and expire ten years from the date

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



of grant and may contain certain other terms and conditions as determined by the Committee. Shareholders of the Company approved a grant of options on September 16, 1997 to James J. Cotter, Chairman of the Board of Directors of the Company (the "Cotter Option"). The Cotter Options are divided into three groups: options (the "Basic Options") to purchase up to 110,000 shares of Common Stock, which become exercisable in four equal installments commencing one year from the date of grant: options (the "Convertible Preferred Options") to purchase up to 260,000 shares of Common Stock, which become exercisable over a similar vesting schedule, but only in proportion to the number of shares of Convertible Preferred Stock which are converted into Common Stock; and options (the "Asset Put Options") to purchase up to 90,000 shares of Common Stock which become exercisable over a similar vesting schedule, but only in proportion to the number of shares of Common Stock which are issued pursuant to the Asset Put Option (See Note 2). All shares granted under the Cotter Option have a exercisable price of $12.80 per share.

     Changes in the number of shares subject to options under the plans are summarized as follows:

                                                       1997                        1996                         1995
                                             ------------------------     ------------------------     -----------------------
                                                      Weighted Average             Weighted Average            Weighted Average
                                              Options  Exercise Price      Options  Exercise Price     Options  Exercise Price
                                             ------------------------     ------------------------     -----------------------
1982 Plans:
Outstanding at beginning of year                 5,000         $12.50        17,000         $14.57        17,000        $14.57
Canceled                                        (5,000)        $12.50
Expired                                                                     (12,000)        $15.44
                                             ------------------------     ------------------------     -----------------------
Outstanding at end of period                         0                        5,000         $12.50        17,000        $14.57
                                             ------------------------     ------------------------     -----------------------

1992 Plan:
Outstanding at beginning of year               342,732         $14.00       342,732         $14.00       357,732        $14.00
Canceled(1)                                    (55,000)        $14.00                                    (15,000)       $14.00
Granted(1)                                      72,500         $12.81             0                            0
                                             ------------------------     ------------------------     -----------------------
Outstanding at the end of year                 360,232         $13.76       342,732         $14.00       342,732        $14.00
                                             ------------------------     ------------------------     -----------------------

1997 Plan:
Outstanding at beginning of year
Granted                                        152,000         $12.82
                                             ------------------------
Outstanding at the end of year                 152,000         $12.82
                                             ------------------------

Cotter Option(2):
Outstanding at beginning of year
Granted                                        110,000         $12.80
                                             ------------------------
Outstanding at the end of year                 110,000         $12.80
                                             ------------------------

Total
Outstanding at Year End                        622,232         $13.36       347,732         $13.98       359,732        $14.03
                                             ========================     ========================     =======================
Exercisable at Year End                        310,232         $13.91       337,357         $13.98       341,982        $14.03
                                             ========================     ========================     =======================

--------

(1) Includes 22,500 options which were amended to reduce the exercise price from $14.00 per share to $12.80 per share.

(2) Does not include the Asset Put Options or the Convertible Preferred Stock Options since the conditions precedent to the granting of such options have not occurred.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)


     The weighted-average remaining contractual life of all options outstanding at December 31, 1997 was 6.73 years.

     Pro forma net income and earnings per share information reflecting the fair value approach to valuing stock options and the corresponding increase in compensation expense is required by SFAS No. 123 in each of the years that a company grants stock options. The Company did not grant any stock options in 1995 or 1996. In computing the pro forma effect of the grants of Stock Options in 1997, all options granted under the 1997 Plan and 1992 Plan in 1997, modifications to options previously granted under the 1992 Plan, the Basic Options and the Asset Put Options have been included. The fair value of these options was estimated at the respective dates of grant using a Black-Scholes option pricing model with the following weighted average assumptions: stock option exercise price of $12.81, risk free interest rate of 6.71%, expected dividend yield at 0%, expected option life of 5 years and expected volatility of 22.31%. The weighted-average fair value of options granted in 1997 was $12.81 per share. The pro forma effect of the issuance of these options would have been to increase the "Net loss available to common shareholders" by $264,000 ($.04 per share) to $1,618,000 ($.22 per share). The pro forma adjustments may not be representative of future disclosures because the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. Further, SFAS 123 requires assumptions by management regarding the likelihood of events on which the vesting of contingent, performance based options are predicated.

NOTE 8 -- INCOME TAXES

     Effective December 31, 1981, after approval by its shareholders, the Company eliminated its accumulated deficit by a charge to "Other capital." This quasi-reorganization did not require the restatement of any assets or liabilities or any other modification of capital accounts. Through December 31, 1996, tax benefits realized from the carryforwards of pre-quasi-reorganization losses have been included in the determination of net income and then reclassified from "Retained earnings" to "Other capital." Had such tax benefits been excluded from net income, the Company would have reported net income of $1,667,000 or $.30 per share in 1996 and $1,152,000 or $.23 per share in 1995.


                                                                   Year Ended December 31,
                                                           ---------------------------------------
                                                             1997            1996            1995
                                                           ------          ------          ------
Income (loss) before income taxes consists
  of the following components:
    United States                                          $7,349         $10,497          $3,916
    Foreign                                                (3,327)         (4,730)         (1,326)
                                                           ------          ------          ------
    Total                                                  $4,022          $5,767          $2,590
                                                           ======          ======          ======

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



     Significant components of the provisions for income taxes attributable to operations are as follows:

                                                                    Year Ended December 31,
                                                             --------------------------------------
                                                              1997           1996             1995
                                                             ------         -------          ------
Income taxes (benefit):
  Current:
    United States                                              $146          $2,195          $1,419
    Foreign                                                     698             446              20
    State and local                                             223              80               0
                                                             ------         -------          ------
         Total                                                1,067           2,721           1,439
Increase (decrease) in valuation allowance
from net operating loss carry forwards
                                                                  0          (3,957)         (1,200)
                                                             ------         -------          ------
    Total income taxes (benefit)                             $1,067         ($1,236)           $239
                                                             ======         =======          ======

     Reconciliation of income taxes at United States statutory rates to income taxes as reported are as follows:

                                                                     Year Ended December 31,
                                                             --------------------------------------
                                                              1997           1996             1995
                                                             ------         -------          ------
Tax provision (benefit) at U.S. statutory rates              $1,367          $1,961            $881

Foreign and U.S. losses not currently benefitted              1,123             234             538

Foreign withholding taxes                                       698             446              20

State income taxes                                              223              80               0

Use of net operating loss carry forwards                     (2,344)         (3,957)         (1,200)
                                                             ------         -------          ------
         Total income taxes (benefit)                        $1,067         ($1,236)           $239
                                                             ======         =======          ======

     The 1996 Stock Transactions are intended to qualify as an exchange under
Section 351(a) (a "351 Exchange") of the Internal Revenue Code of 1986, as amended (the "Code"). In a 351 Exchange, the party acquiring the assets retains the contributing parties' tax basis in the acquired assets, with no taxable gain recognized as a result of the exchange. The parties contributing assets obtain a tax basis in the assets received in the exchange equal to the basis in the assets which are contributed in the exchange. With the exception of the Stater Preferred Stock, the book value of the assets received in the Stock Transactions approximated the tax basis in the assets received. Craig's adjusted tax basis (for federal tax purposes) in the Stater Preferred Stock was approximately $5 million and, accordingly, upon the Company's contribution of the Stater Preferred Stock to Reading Australia, a taxable gain (for federal tax purposes) of approximately $64,524,000 was recorded by the Company.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



     The estimated tax liabilities associated with the assets received in the Stock Transactions were $22,042,000 in deferred federal income taxes primarily relating to the Stater Preferred Stock. At the time of the closing on the Stock Transactions, the Company had a gross deferred federal tax asset of $55,968,000 and a valuation allowance in the same amount. Upon receipt of the Stater Preferred Stock, the Company determined that it was more-likely-than-not that a portion of the deferred tax asset which had previously been fully reserved, would be realized and the Company reduced the valuation allowance by $20,782,000, which amount reflects the value of the Company's federal tax loss carryforwards which were expected to be utilized by the Company, net of $1,260,000 in federal alternative minimum tax ("AMT").

     A portion of the reversal of the tax asset valuation allowance, $3,957,000, was included in "Income tax benefit" in the Company's Consolidated Statement of Operations and was subsequently reclassified from "Retained Earnings" to "Other Capital." The balance, $18,085,000, was credited directly to "Other Capital" in the Company's Consolidated Statement of Shareholders' Equity.

     The sale of the Wrap Lease payments described in Note 5 resulted in a taxable gain of approximately $39 million in 1996. This gain was not recognized for financial reporting purposes.

     Carryforwards and temporary differences which give rise to the deferred tax asset at December 31 are as follows:

                                                      1997          1996
                                                     -------       -------
     Net operating loss carryforwards                $14,996       $16,291
     Alternative minimum taxes                         3,073         2,928
     Foreign Tax Credits                               1,168           470
     Wrap Lease rental sale                           10,712        12,938
     Reserves and other, net                           1,311           977
                                                     -------       -------
     Gross deferred asset                             31,260        33,604
     Valuation allowance                             (31,260)      (33,604)
                                                     -------       -------
     Net deferred asset                                   $0            $0
                                                     =======       =======

     Based on an analysis of the likelihood of realizing the Company's gross deferred tax asset (taking into consideration applicable statutory carryforward periods), the Company concluded that under SFAS No. 109, a valuation allowance for the entire amount was necessary at December 31, 1997.

     The Company's federal tax net operating loss carryforwards expire as follows:

                Year                                                 Amount
         ----------------                                           -------
         2000 .................................................     $21,983
         2002 .................................................       7,382
         2003 .................................................         589
         2007 .................................................       1,443
         2008 .................................................       1,155
         2009 .................................................          32
                                                                    -------
                                                                    $32,584
                                                                    =======

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



     In addition to the federal net operating loss carryforwards, the Company has AMT credits of $3,073,000 which can be carried forward indefinitely. Also, the Company has foreign net operating loss carryforwards of $9,517,000, $8,189,000 of which expire between 2000 and 2002 unless utilized prior thereto. In 1996, the Company had $13,426,000 of federal net operating loss carryforwards that expired unused.

     The Company is required to pay AMT for 1997, 1996 and 1995. AMT is calculated separately from the regular federal income tax and is based on a flat rate applied to a broader tax base. Amounts payable thereunder cannot be totally eliminated through the application of net operating loss carryforwards. The Company recorded AMT expense of $146,000, $2,195,000 and $87,000 in 1997 , 1996 and 1995, respectively.

     The Company paid $2,405,000, $139,000 and $1,000 in income taxes in 1997, 1996 and 1995, respectively.

NOTE 9 -- LEGAL PROCEEDINGS

Environmental
-------------
     Reading Company had been advised by the Environmental Protection Agency ("EPA") that it is a potentially responsible party ("PRP") under environmental laws including Federal Superfund legislation ("Superfund") for a site located in Douglassville, Pennsylvania. In 1995, the federal district court judge who presided over Reading Company's bankruptcy reorganization ruled that all liability asserted against Reading Company relating to the site was discharged pursuant to the consummation order issued in conjunction with the bankruptcy on December 31, 1980. The judge's decision was appealed and the appeal was heard in July 1996. A decision upholding the Company's position was rendered in June 1997 by the United States Court of Appeals for the Third Circuit (the "Appeals Court"). A subsequent request for a rehearing was rejected by the Appeals Court, and the period for appeal to the United States Supreme Court has expired. Accordingly, the Company believes that Reading Company has no liability relating to the site. However, a subsidiary of Reading Company was also named as a PRP at the site and if that subsidiary's defenses (including insolvency), proved ineffective the liability is estimated to be less than $300,000.

     Pursuant to a settlement of litigation, the City of Philadelphia, Conrail, and the Southeastern Pennsylvania Transportation Authority have agreed to pay an amount ranging from 52% to 55% of future costs that the Company may incur in cleaning environmental contamination on one of its other properties, the Viaduct, which the Company believes may be contaminated by polychlorinated biphenyls ("PCBs"). Reading Company has advised the EPA of the potential contamination. The Company has not determined the scope and extent of any such PCB contamination. However, the Company has been advised by counsel that, given the lack of regulatory attention to the Viaduct in the fifteen years which have elapsed since the EPA was notified of the likelihood of contamination, it is unlikely that the Company will be required to decontaminate the Viaduct or incur costs related thereto.

Redevelopment Authority of the City of Philadelphia v. Reading
--------------------------------------------------------------
     On December 12, 1997 the Redevelopment Authority of the City of Philadelphia (the "RDA") filed an action in the Philadelphia Court of Common Pleas which relates to the 1993 sale of the Headhouse property by the Company to the RDA. Plaintiff has alleged discovery of asbestos, PCB's, lead paint, and alleges past and future clean-up costs in excess of $1,000,000. The action is based upon theories of contract and state environmental law. The Company has denied liability and intends to vigorously defend. It is management's opinion that the RDA's

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



claim is meritless in that the Company adequately disclosed the condition of the property and expressly limited its representations made in connection with the sale.

Certain Shareholder Litigation
------------------------------

     In September, 1996, the holder of 50 shares of the Common Stock commenced a purported class action on behalf of the Company's minority shareholders, owning Reading Company Class A Common Stock, in the Philadelphia Court of Common Pleas relating to the Reorganization and Stock Transactions. (See Note 2.) The Complaint in the action (the "Complaint") named the Company, Craig, two former directors of the Company and all of the current directors of the Company (other than Gregory R. Brundage), as defendants. The Complaint alleged, among other things, that the Independent Committee (set up to review the transactions) and the current and former directors of the Company breached their fiduciary duty to the minority shareholders in the review and negotiation of the Reorganization and Stock Transactions and that none of the directors of the Company were independent and that they all were controlled by James J. Cotter, Craig, or those controlled by them. The Complaint also alleged, in part, that the defendants failed to disclose the full future earnings potential of the Company and that Craig would benefit unjustly by having its credit rating upgraded and its balance sheet bolstered and that the value of the minority shareholders' interest in the Company was diluted by the transactions. The Complaint sought injunctive relief to prevent the consummation of the Stock Transactions and recision of the Stock Transactions, if they were consummated; divestiture by the defendants of the assets or shares of the Company that they obtained as a result of the Stock Transactions; and unspecified damages and other relief.

     In October 1996, all of the defendants filed preliminary objections to the Complaint and thereafter, by agreement of the parties and Order of the Court, the Company was dismissed as a defendant, without prejudice. Plaintiff dismissed, with prejudice, his request for preliminary and permanent injunctive relief to prevent the consummation of the Stock Transactions and his request to rescind and set aside the Stock Transactions.

     In November 1996, plaintiffs filed an Amended Complaint against all of the Company's present directors, its two former directors, and Craig. The Amended Complaint does not name the Company as a defendant. The Amended Complaint essentially restates all of the allegations contained in the Complaint and contends that the named defendant directors and Craig breached their fiduciary duties to the alleged class. The Amended Complaint seeks unspecified damages on behalf of the alleged class and attorneys' and experts' fees. On December 9, 1997, the Court certified the case as a Class Action and approved the plaintiff as Class Representative.

     On April 24, 1997, plaintiff filed a purported derivative action against the same defendants. This action included claims substantially similar to those asserted in the class action and also alleged waste of tax benefits relating to the Company's historic railroad operating losses. The Company moved to dismiss this case for failure of the plaintiff to comply with the mandated procedures for bringing such an action. On January 23, 1998, the Court dismissed the derivative action. The Company intends to pursue recovery of counsel fees expended in the defense of the case. The dismissal of the derivative action does not affect the class action case, nor does it preclude re-assertion of the claims contained in the derivative action.

     Management believes that the allegations contained in the Amended Complaint are without merit and intends to vigorously defend the directors in the matter. The Company has Directors and Officers Liability Insurance and believes that the claim is covered by such insurance.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



     The Company is not a party to any other pending legal proceedings or environmental action which management believes could have a material adverse effect on its financial position.


NOTE 10 -- LEASE AGREEMENTS AND PURCHASE COMMITMENTS

     The Company determines annual base rent expense by amortizing total minimum lease obligations on a straight-line basis over the lease terms. Base rent expense under operating leases totaled $4,184,000, $2,675,000 and $2,139,000 in 1997, 1996 and 1995, respectively. In 1997, 1996 and 1995, contingent rental expense under the CineVista operating leases totaled $25,000, $220,000 and $197,000, respectively.

     CineVista and the Domestic Cinemas conduct their operations in leased premises. Two of Reading Australia's three operating multiplexes are in leased facilities. The Company's cinema leases have remaining terms inclusive of options of 12 to 40 years. Certain of the Company's cinema leases provide for contingent rentals based upon a specified percentage of theater revenues with a guaranteed minimum. Substantially all of the leases require the payment of property taxes, insurance and other costs applicable to the property. The Company also leases office space, warehouse space and equipment under noncancellable operating leases. With the exception of one capital lease, all leases are accounted for as operating leases.

     Future minimum lease payments by year and in the aggregate, under noncancellable operating leases and the CineVista capital lease consist of the following at December 31, 1997:


                                                Capital          Operating
                                                 Lease             Leases
                                             ------------      ------------
1998                                         $         95      $      3,215
1999                                                   95             3,101
2000                                                   95             3,068
2001                                                   95             3,098
2002                                                   95             3,099
Thereafter                                          1,069            41,511
                                             ------------      ------------
Total net minimum lease payments                    1,544      $     57,092
                                                               ============
Less amount representing interest                   1,028
                                             ------------
Present value of net minimum lease
payments under capital lease                 $        516
                                             ============

     At December 31, 1997 the Company had four lease agreements for theater facilities with a total of 46 screens which were then under construction or for which construction is anticipated to be completed in 1998 and 1999. The aggregate anticipated contribution for construction costs for such facilities was approximately $27 million at December 31, 1997. The aggregate minimum annual rental for such leases is approximately $1.9 million (excluding one lease which provides for the payment of rent currently, which amount is included in the minimum lease payments set forth above), which rentals commence upon the opening of the theaters.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



     During 1997, Reading Australia entered into two property purchase agreements and one option agreement to acquire land. Pursuant to the terms of the agreements, Reading Australia has made deposits of approximately $700,000, which amounts have been classified as "Restricted Cash" on the Company's Consolidated Balance Sheet.

     Under the terms of one of the purchase contracts, Reading Australia was required to pay the balance of the purchase price, approximately $4,137,000 upon completion of certain demolition activities to be performed by the property owner. Reading Australia also issued a fully cash-collateralized guarantee prior to the commencement of the demolition activities in favor of the property owner in the amount of approximately $2.9 million, which amount has been reflected as "Restricted Cash" in the Company's Consolidated Balance Sheet. The Company has included the full amount of the purchase price of the property as "Property under development" in the 1997 Consolidated Balance Sheet and reflected the obligation for the remaining purchase price, $3,516,000, as a "Purchase commitment"on the Consolidated Balance Sheet. Closing on the property purchase occurred in March 1998. Reading Australia intends to develop an entertainment center on the site at an estimated cost of approximately $19 million, exclusive of the property purchase price.

     Reading Australia has an option to acquire a 12 acre site located in Sydney, Australia. The option exercise price is approximately $6.8 million. If the option is exercised, the Company intends to develop an entertainment center on the site at an estimated cost of in excess of $23 million.

     In April 1997, Reading Australia entered into a joint venture agreement with an experienced theater operator whereby the joint venture partner may borrow up to approximately $650,000 from Reading Australia to invest in certain country cinema developments. In accordance with the agreement, the partner has borrowed approximately $325,000 from Reading Australia and utilized the proceeds of the borrowing to acquire a 25% ownership interest (computed after consideration of certain management fees payable to Reading Australia) in Reading Australia's theater in Townsville, Queensland.

     Under the terms of the joint venture agreement with WPG (See Note 5), Reading Australia is required to build a multiplex theater with a minimum of ten screens with a cost of not less than approximately $6.5 million, if the Company's joint venture partner prepares and funds a plan to renovate and expand the joint venture property.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)


NOTE 11 -- LONG-TERM DEBT

     CineVista has a $7.5 million, eight-year revolving credit agreement (the "Credit Agreement") with a bank. Under terms of the Credit Agreement, CineVista may borrow up to $7.5 million to fund new theater development costs. Through December 31, 1998, CineVista may borrow and repay amounts outstanding under the Credit Agreement. Amounts outstanding at December 31, 1998 are payable in increasing quarterly installments over the balance of the loan term. At December 31, 1997 and 1996, no amounts were outstanding under this agreement.

     As security for the loan, CineVista has pledged substantially all of its assets. In addition, the stock of CineVista's parent company has been pledged as security for the loan. In conjunction with the loan, the Company has also agreed to subordinate to the lender its right to payment of certain loans and fees payable by CineVista to the Company under certain circumstances.

     The provisions of the Credit Agreement require CineVista to maintain a minimal level of net worth and other financial ratios, restrict the payment of dividends, and limit additional borrowing and capital expenditures. Borrowings under the Credit Agreement accrue interest at LIBOR (the London Interbank Offered Rate) plus 2.25%, or the base rate plus 1/2 of 1%, at CineVista's election.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



In accordance with the provisions of the Credit Agreement, CineVista is required to pay a commitment fee on the unused commitment equal to 1/2 of 1%.


NOTE 12 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for 1997 and 1996 is summarized below:



                              First         Second       Third        Fourth
1997:                        Quarter       Quarter      Quarter      Quarter
----                        ----------    ----------   ----------   ----------

Revenues                    $    8,242    $    9,064   $   10,429   $    8,553
Net income (loss)
  applicable to
  common shareholders       $      349    ($     522)  $      697   ($   1,878)
                            ==========    ==========   ==========   ==========

Earnings (loss) per share:
Basic                       $      .05    ($     .07)  $      .09   ($     .25)
                            ==========    ==========   ==========   ==========
Diluted                     $      .05    ($     .07)  $      .09   ($     .25)
                            ==========    ==========   ==========   ==========



                               First         Second       Third        Fourth
1996:                         Quarter       Quarter      Quarter      Quarter
----                        ----------    ----------   ----------   ----------

Revenues                    $    4,670    $    4,857   $    5,775   $    7,642
Net (loss) income
  applicable to
  common shareholders       ($     273)   $    1,313   $    1,372   $    3,680
                            ==========    ==========   ==========   ==========


Earnings (loss) per share:
Basic                       ($     .05)   $      .26   $      .28   $      .52
                            ==========    ==========   ==========   ==========
Diluted                     ($     .05)   $      .26   $      .28   $      .37
                            ==========    ==========   ==========   ==========

1997:
----
     Revenues in the first three quarters include income from the Stater Preferred Stock of $1,975,000, $1,816,000 and $2,086,000 respectively. First quarter revenues include $260,000 received from a third party as reimbursement of certain acquisition related expenditures which were expensed by the Company in prior periods. Third Quarter income includes $615,000 received from Stater in return for REI's agreement not to provide consulting services for, nor own a controlling interest in, a business which competes with Stater (the retail sale of groceries in the "Inland Empire" region of Souther California) for a period of one year. During the fourth quarter the Company concluded all obligations relating to SWS Industries. The Company had been a guarantor on various performance bonds issued on behalf of SWS. As a result of the conclusion of activities, $490,000 was recorded as income to reverse the provision for this matter recorded in prior years. Also, during the fourth quarter, Reading Australia wrote off $554,000 of previously capitalized project costs.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



1996:
----

     The second quarter includes $1,433,000 of equity earnings from the Citadel Common Stock investment. These equity earnings included the Company's 26.1%(current ownership is 23.5% See Note 5) share of a nonrecurring gain on sale of real estate of $1,473,000 and nonrecurring income of $4,000,000 from the recognition for financial statement purposes of previously deferred proceeds from the bulk sale of loans by a previously owned subsidiary of Citadel (See
Note 5). The third quarter includes $1,119,000 received net of expenses in full settlement of a claim relating to a prior year purchase offer. Fourth quarter revenues include $2,360,000 recorded as income related to a settlement of a claim for property cleanup amounts previously expensed by the Company.
The fourth quarter also includes a $941,000 preferred stock redemption premium (See Note 5) and a deferred tax benefit of $3,957,280 related to the reduction in the deferred tax asset valuation allowance (See Note 7). The first, second and third quarters include equity losses from Reading International of $254,000, $52,000 and $68,000 respectively. Reading International's fourth quarter loss (which was consolidated with the Company's operations subsequent to the Stock Transactions) was $1,468,000.

NOTE 13 -- CAPITALIZATION

Common Stock
------------

     Common Stock (par value $.001) is traded on the Nasdaq National Market system under the symbol RDGE and the Philadelphia Stock Exchange under the symbol RDG. The Articles of Incorporation include restrictions on the transfer of Common Stock which are intended to reduce the risk that an "ownership change" within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, will occur, which change could reduce the amount of federal tax net loss carryforwards available to offset taxable income. The restrictions provide that any attempted sale, transfer, assignment or other disposition of any shares of Common Stock to any person or group who, prior to the transfer owns (within the meaning of the Code and such regulations) shares of Common Stock or any other securities of REI which are considered "stock" for proposes of Section 382, having a fair market value equal to or greater than 4.75% of the value of all outstanding shares of REI "stock" shall be void ab initio, unless the Board of Directors of the Company shall have given its prior written approval. The transfer restrictions will continue until January 1, 2003 (unless earlier terminated by the Company's Board of Directors).

Reading Entertainment Series A and Series B Cumulative Convertible Preferred
----------------------------------------------------------------------------
Stock
-----

     Holders of the Convertible Preferred Stock are entitled to receive quarterly cumulative dividends at the annual rate of $6.50 per share. In the event of a liquidation of the Company, the holders of the Convertible Preferred Stock will be entitled to receive the stated value of $100 per share plus accrued and unpaid dividends before any payment is made to the holders of the Common Stock. The Series B Preferred Stock ranks junior to the Series A Preferred Stock in rights to dividend distributions and distributions in liquidation.

     Holders of the Convertible Preferred Stock are entitled to cast 9.64 votes per share. In the event that dividends are not paid on either series of the Convertible Preferred Stock for six consecutive quarters, the holders of such series of the Convertible Preferred Stock will be entitled to elect one director.

     Each share of Series A Preferred Stock is convertible into shares of Common Stock at a conversion price of $11.50 per share and each share of Series B Preferred Stock is convertible into shares of Common Stock at a price of $12.25 per share, at any time after April 15, 1998. The shares of Series A Preferred Stock are convertible prior to April 15, 1998 in the event that a change in control of the Company occurs. The Company also has the right to

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



require conversion of the Series A Preferred Stock in the event that the average market price of the Common Stock over a 180-day period exceeds 135% of the conversion price of the Series A Preferred Stock. The Series B Preferred Stock has no mandatory conversion provisions. Citadel has certain registration rights with respect to the shares of the Common Stock to be received upon the conversion of the Series A Preferred Stock or the exercise of the Assets Put Option.

     The Company may, at its option, redeem the Series A Preferred Stock at any time after October 15, 2001, in whole or in part, at a redemption price equal to a percentage of the stated value (initially 108%, declining 2% per annum until the percentage equals 100%) plus accrued and unpaid dividends to the date of redemption. The holders of a majority of the Series A Preferred Stock have the right to require REI to repurchase the Series A Preferred Stock at the stated value plus accrued and unpaid dividends for a 90 day period beginning October 15, 2001. In addition, the holders of the Series A Preferred Stock may require the Company to repurchase the shares at the stated value plus accrued and unpaid dividends in the event that the Company fails to pay dividends on the Series A Preferred Stock in any four quarterly periods (after April 15, 1998). In the event of a change in control of the Company, the holders of a majority of the Series A Preferred Stock may require redemption at a premium. The Series A Preferred Stock has not been included as Shareholders' Equity in the Company's Consolidated Balance Sheet due to the mandatory redemption provisions.

NOTE 14 -- Business Segments and Geographic Area Information

     In order to more accurately identify its operating activities and future development plans, Reading Australia undertook steps to separate its real estate development activities from its cinema operations in Australia during 1997. Accordingly, effective as of January 1997 Reading Australia commenced operations in two business segments, cinema development and operations, and real estate development. Prior thereto, the Company conducted operations in one business segment, the development and operations of cinemas. Domestically, and in Puerto Rico, the Company is primarily engaged in one business segment, the operation and development of cinemas. The following sets forth certain information concerning the Company's two segments, real estate development, and cinema operations in 1997 the only period in which the Company's operated in more than one segment:


                           Real Estate           Cinema          Corporate and
1997                       Development          Operations       Eliminations(1)      Consolidated
----                      --------------      --------------     --------------      --------------
Revenues                  $            0      $       26,984     $          180      $       27,164
Operating Income                  (2,506)                778             (5,007)             (6,735)
Identifiable assets               18,910              53,525            105,577             178,012
Depreciation and
 Amortization                          0               2,735                 50               2,785
Capital expenditures(2)            7,586              12,463                 67              20,116

--------
(1) Amounts do not include "Interest and Dividend" income, or "Earnings from Stater Preferred stock investment". "Real estate" revenues from the Company's domestic property liquidating activities have been included in Corporate.

(2) Real estate capital expenditures are net of "Purchase commitment" of $3,516,000.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)

     The following table indicates the relative amounts of revenues from operations and identifiable assets of the Company by geographic area during the three-year period ended December 31, 1997. The Company has no export revenues.


                                             1997          1996          1995
                                          ---------     ---------     ---------
Revenues:
  Puerto Rico ........................    $  15,186     $  15,523     $  14,925
  Mainland United States .............        8,158         3,256           272
  Australia ..........................        3,820             0             0

Income (loss) from operations:(1)
  Puerto Rico ........................          (70)          385         1,225
  Mainland United States .............        1,288           889           273
  Australia ..........................       (3,518)       (2,429)         (391)
  Corporate and Other(2) .............        6,404         7,159         1,482

Identifiable assets:(3)
  Puerto Rico ........................       27,838        26,529        26,979
  Mainland United States .............       20,860        15,824             0
  Australia ..........................       28,379        12,948         2,380

Corporate and other ..................      100,935       126,453        46,184
  Consolidated Assets(4) .............    $ 178,012     $ 181,754     $  75,543

--------
(1) Reflects earnings before interest expense, taxes and intercompany interest and management fees.

(2) Corporate and other income includes corporate General and Administrative expense, Earnings from Stater Preferred Stock, Other Income, and Interest Income/expense and excludes intercompany interest and management fees.

(3) Reading Australia has cash and cash equivalents, which assets had a value of $60,889,000 and $14,232,000 in 1997 and 1996, respectively. Such amounts have been included in the value of Corporate and other Assets.

(4) Consolidated assets for 1995, 1996 and 1997 include the assets of Reading Australia.

Reading Entertainment, Inc. and Subsidiaries

December 31, 1997
(amounts in tables in thousands, except shares and per share data)



NOTE 15 -- Financial Instruments

     During the fourth quarter of 1997, the Company entered into several foreign currency swaps and a currency forward position with a major bank. The agreements provided for the Company to receive $12,363,800 U.S. dollars ("USD") in return for the delivery of $18,659,300 Australian dollars ("AUD") in January 1998. The value of the contracts at December 31, 1997 was established by computing the difference between the contractual exchange rates of the swap and forward positions (AUD/USD) and the exchange rates in effect at December 31, 1997 and an unrealized gain of $220,000 was recorded in 1997 from these transactions which gain has been included in "Other income".

     During the first quarter of 1998, the currency positions and extensions thereof matured and the Company incurred a loss. The loss, which will be recognized in the first quarter of 1998, totals approximately $700,000.

                         Report of Independent Auditors


Board of Directors and Shareholders
Reading Entertainment, Inc.



We have audited the accompanying consolidated balance sheets of Reading Entertainment, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Reading Entertainment, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
March 13, 1998

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                           READING ENTERTAINMENT, INC.

                                   By: /s/ Robert F. Smerling
                                      ----------------------------------
                                      Robert F. Smerling, President and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature                     Title                            Date
---------                     -----                            ----

 /s/ James J. Cotter                                           March 30, 1998
--------------------------                                     --------------
James J. Cotter               Chairman and Director


 /s/ S. Craig Tompkins                                         March 30, 1998
--------------------------                                     --------------
S. Craig Tompkins             Vice Chairman and Director


 /s/ James A. Wunderle                                         March 30, 1998
--------------------------                                     --------------
James A. Wunderle             Executive Vice President,
                              Chief Financial Officer and
                              Treasurer
                              (Principal Financial and
                              Accounting Officer)


/s/ Gregory R. Brundage                                        March 30, 1998
--------------------------                                     --------------
Gregory R. Brundage           Director


/s/ Edward L. Kane                                             March 30, 1998
--------------------------                                     --------------
Edward L. Kane                Director

Signature                     Title                            Date
---------                     -----                            ----


 /s/ John W. Sullivan                                          March 30, 1998
--------------------------                                     --------------
John W. Sullivan              Director


 /s/ Albert J. Tahmoush                                        March 30, 1998
--------------------------                                     --------------
Albert J. Tahmoush            Director

                                  Exhibit Index
                                  -------------


Exhibit
  No.
 ---

10.3*     Reading Company 1992 Nonqualified Stock Option Plan, as Amended.

10.29 Master Management Agreement between Angelika Holding, Inc. and City Cinemas Corporation dated November 26, 1997.


21(i)     List of Subsidiaries of Reading Entertainment, Inc.

23.1      Consent of Independent Auditors - Ernst & Young LLP.

27.1      Financial Data Schedule for the year ended December 31, 1997.

27.2      Restated Financial Data Schedule for the quarter ended September 30,
          1997.

27.3      Restated Financial Data Schedule for the quarter ended June 30, 1997

27.4      Restated Financial Data Schedule for the quarter ended March 31, 1997.

27.5      Restated Financial Data Schedule for the year ended December 31, 1996.

27.6      Restated Financial Data Schedule for the quarter ended September 30,
          1996.

27.7      Restated Financial Data Schedule for the quarter ended June 30, 1996.

27.8      Restated Financial Data Schedule for the quarter ended March 31, 1996.


27.9      Restated Financial Data Schedule for the year ended December 31, 1995

* These exhibits are part of the executive compensation plans and arrangements of the Company.